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As filed with the Securities and Exchange Commission on July 9, 2004

Registration No. 333-114805

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GB&T BANCSHARES, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-2400756 (I.R.S. Employer Identification Number)
GB&T Bancshares, Inc.	Richard A. Hunt
500 Jesse Jewell Parkway, S.E.	500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501	Gainesville, Georgia 30501
(770) 532-1212	(770) 532-1212
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3294	Samuel L. Oliver Hulsey, Oliver & Mahar, LLP 200 E.E. Butler Pkwy., P.O. Box 1457 Gainesville, Georgia 30503 (770) 532-6312	Paul J. Morochnik Thompson, O'Brien, Kemp and Nasuti, P.C. 40 Technology Parkway South, Suite 300 Norcross, Georgia 30092 (770) 925-0111

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value per share	262,774 shares(1)	(2)	$4,178,749(3)	(4)

(1)
The number of shares of GB&T Bancshares, Inc. common stock being registered hereunder is based upon the number of such shares required to consummate the proposed merger of Lumpkin County Bank into the Registrant.

(2)
Not applicable.

(3)
In accordance with Rule 457(f)(2), the registration fee is based on the aggregate book value as of December 31, 2003, of the number of shares of common stock of Lumpkin County Bank that will be received by the Registrant pursuant to the merger (256,365 shares) in exchange for the securities registered hereby.

(4)
Previously paid.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

 PROPOSED ACQUISITION OF
LUMPKIN COUNTY BANK
BY GB&T BANCSHARES, INC.

        The boards of directors of GB&T Bancshares, Inc. and Lumpkin County Bank have unanimously agreed on a transaction that will result in the acquisition of Lumpkin County Bank by GB&T via the merger of Lumpkin County Bank into Gainesville Bank & Trust, a wholly-owned bank subsidiary of GB&T. The Lumpkin County Bank shareholders are being asked to approve the transaction at a special meeting of shareholders to be held on August    , 2004. GB&T shareholders are not required to approve the transaction under Georgia law.

        If the merger is consummated, Lumpkin County Bank shareholders will receive, for each share of Lumpkin County Bank common stock they own, 1.025 shares of GB&T common stock. The 1.025 exchange ratio has been adjusted from .82 due to GB&T's five-for-four stock split announced May 17, 2004. GB&T shareholders will continue to hold their existing shares of GB&T common stock. Based upon 256,365 shares of Lumpkin County Bank expected to be outstanding as of the effective time of the merger, GB&T expects to issue up to 262,774 shares of its common stock in connection with the merger, or approximately 3.2% of the GB&T stock that will be outstanding after the merger and another merger with Southern Heritage Bancorp, Inc., which is discussed in more detail in this proxy statement/prospectus. GB&T common stock is traded on the Nasdaq National Market under the symbol "GBTB." On February 10, 2004, the business day immediately before the announcement of the merger, the closing price of GB&T common stock was $23.13, and on July    , 2004, the closing price of GB&T common stock was $            . Lumpkin County Bank shareholders, to the extent they receive shares of GB&T common stock in connection with the merger, will not recognize a gain or a loss for federal income tax purposes.

        This proxy statement/prospectus contains information regarding the merger agreement, the proposed merger, and the two companies. We encourage you to read this entire document carefully, including the discussion under the heading "Risk Factors Relating to the Merger" beginning on page 16.

        If the merger is completed, Lumpkin County Bank shareholders who dissent with respect to the merger will be entitled to be paid the "fair value" of their shares in cash if they follow certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading "Details of the Proposed Merger—Rights of Dissenting Shareholders" (page 58) and in Appendix B to this proxy statement/prospectus.

        Consummation of the merger requires that the shareholders of Lumpkin County Bank approve the merger agreement. Lumpkin County Bank has scheduled a special meeting of its shareholders to vote on the merger. Whether or not you plan to attend the special meeting of shareholders of Lumpkin County Bank, please take the time to complete and return your respective enclosed proxy card. If you do not return your proxy card, the effect will be a vote against the respective matters discussed above. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the respective matters discussed above. If your shares are held by a broker in "street name," and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

        After careful consideration, the board of directors of Lumpkin County Bank has determined that the merger is in the best interests of its shareholders, and unanimously recommends voting FOR the merger. The Lumpkin County Bank board of directors strongly supports this strategic combination between GB&T and Lumpkin County Bank and appreciates your prompt attention to this important matter.

M. Randy Harvey President and Chief Executive Officer Lumpkin County Bank

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. Shares of common stock of GB&T are equity securities and are not savings accounts or deposits. An investment in shares of GB&T common stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk.

        The date of this proxy statement/prospectus is July    , 2004, and it is expected to be first mailed to shareholders of Lumpkin County Bank on or about July    , 2004.

[Inside Front Cover]

        This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document. This business and financial information is available without charge to all Lumpkin County Bank shareholders upon written or oral request made to:

Eddie Wayne, Secretary
111 South Chestatee St., Dahlonega, Georgia 30533
Telephone number (706) 864-2265

        To obtain delivery of such business and financial information before the special meeting, you must request the information no later than August     , 2004 [5 business days before vote].

        Please see "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference" on page 70 for more information.

LUMPKIN COUNTY BANK
111 South Chestatee St.
Dahlonega, Georgia 30533

Notice of Special Meeting of Shareholders
To Be Held On August    , 2004

        A special meeting of shareholders of Lumpkin County Bank will be held at the offices of Lumpkin County Bank on August     , 2004, at    :00  .m., local time, at 111 South Chestatee Street, Dahlonega, Georgia, for the following purposes:

  (1)
  to consider and vote on an Agreement and Plan of Reorganization dated as of February 11, 2004, under which Lumpkin County Bank will merge into Gainesville Bank & Trust, a wholly-owned state bank subsidiary of GB&T Bancshares, Inc., a multibank holding company based in Gainesville, Georgia; and

  (2)
  to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

        Only shareholders of record of Lumpkin County Bank common stock at the close of business on                       , 2004 will be entitled to vote at the special meeting or any adjournments of the special meeting. The approval of the merger agreement requires the approval of the holders of at least two-thirds of the Lumpkin County Bank common stock entitled to vote at the special meeting. The Lumpkin County Bank Board of Directors unanimously recommends that Lumpkin County Bank shareholders vote for the proposal to approve the merger agreement.

        A proxy statement/prospectus and form of proxy card are enclosed. To assure representation at the special meeting, you are requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. You may revoke a previously submitted proxy by notifying Eddie Wayne, Secretary, in writing or by submitting an executed, later-dated proxy prior to the special meeting to Lumpkin County Bank: 111 South Chestatee Street, Dahlonega, Georgia 30533. You may also revoke your proxy by attending the special meeting and requesting the right to vote in person. If you properly sign and return the proxy card and do not revoke it, your proxy will be voted at the special meeting in the manner that you have specified.

By Order of the Board of Directors,

July , 2004 Dahlonega, Georgia	M. Randy Harvey, President and Chief Executive Officer

TABLE OF CONTENTS

Page
INTRODUCTORY COMMENT REGARDING ANOTHER TRANSACTION BEING UNDERTAKEN BY GB&T	2
QUESTIONS AND ANSWERS ABOUT THE MERGER	2
SUMMARY OF TERMS OF THE MERGER	4
The Companies	4
Lumpkin County Bank Shareholders will receive 1.025 shares of GB&T stock for each share of Lumpkin County Bank Stock	5
Markets for Capital Stock	5
Listing of GB&T Common Stock	6
Shareholders Who Exchange their Shares for Cash May Recognize a Gain or Loss for Federal Income Tax Purposes	6
Dividends	6
There are Some Differences in Shareholders' Rights Between Lumpkin County Bank and GB&T	6
Rights of Dissenting Shareholders	7
Interests of Directors and Officers of Lumpkin County Bank in the Merger	7
The Reasons Management Supports the Merger	7
Shareholders' Meeting	7
Record Date	7
Two-thirds Vote Required	7
Conditions, Termination, and Effective Date	8
Accounting Treatment	8
Recent Developments of GB&T	8
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	9
SELECTED PRO FORMA FINANCIAL DATA OF GB&T AND SOUTHERN HERITAGE	10
SELECTED PRO FORMA FINANCIAL DATA OF GB&T, SOUTHERN HERITAGE AND LUMPKIN COUNTY BANK	13
RISK FACTORS RELATING TO THE MERGER	16
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	19
PRO FORMA CONDENSED FINANCIAL INFORMATION	20
Notes to Pro Forma Combined Financial Statements Reflecting 30% of Merger Consideration Paid in Cash	20
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet	23
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary Pro Forma Combined Statements of Income	26
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income	29
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Lumpkin County Bank Pro Forma Regulatory Capital Ratios	32
Notes to Pro Forma Combined Financial Statements Reflecting 100% of Merger Consideration Paid in GB&T Common Stock	33
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet	35
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary Pro Forma Combined Statements of Income	38
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income	41
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Regulatory Capital Ratios	45
DETAILS OF THE PROPOSED MERGER	46
Background and Reasons for the Merger	46
The Merger Agreement	49
Required Shareholder Approval	51
The Special Meeting and Revocability of Proxies	51
Expenses	51
Conduct of Business of Lumpkin County Bank Pending Closing	52
Interest of Management in the Transaction	53
Comparison of the Rights of Lumpkin County Bank and GB&T Shareholders	53
Dividends	56
Accounting Treatment	57
Resales of GB&T Stock by Directors and Officers of Lumpkin County Bank	57
Regulatory Approvals	57
Rights of Dissenting Shareholders	58
Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel	60
INFORMATION ABOUT GB&T	62
General	62
Available Information	62
Recent Developments	62
Description of Securities	63
Supervision and Regulation	63
INFORMATION ABOUT LUMPKIN COUNTY BANK	64
General	64
Competition and Market Risk	64
Supervision and Regulation	64
Market for Lumpkin County Bank Common Stock	67
Beneficial Ownership of Securities	67
Certain Transactions	69
Office Properties	69
Legal Proceedings	69
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	69
LEGAL MATTERS	69
EXPERTS	70
OTHER MATTERS	70
WHERE YOU CAN FIND MORE INFORMATION	70
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	70
Appendix A—Agreement and Plan of Reorganization
Appendix B—Georgia Dissenters' Rights Statute

 INTRODUCTORY COMMENT REGARDING ANOTHER TRANSACTION BEING UNDERTAKEN BY GB&T

        In addition to the transaction between GB&T and Lumpkin County Bank discussed in this proxy statement/prospectus, GB&T has agreed to merge with Southern Heritage Bancorp, Inc., a Georgia bank holding company, and to simultaneously merge its subsidiary, Southern Heritage Bank, into Gainesville Bank & Trust in exchange for an aggregate of approximately $22.7 million of GB&T Common Stock and cash. Because we anticipate the Southern Heritage transaction to proceed concurrently with the transaction addressed in this proxy statement/prospectus, we have provided for your information certain pro forma financial disclosures that contemplate the merger with Southern Heritage having already been consummated. However, consummation of the merger with Southern Heritage remains subject to the fulfillment of a number of conditions, including Southern Heritage shareholder approval. No assurance can be given that such conditions will be fulfilled or that the merger with Southern Heritage will be consummated, and the occurrence or non-occurrence of the Southern Heritage transaction will not affect whether GB&T's acquisition of Lumpkin County Bank is completed. At March 31, 2004, Southern Heritage had total assets of approximately $118 million and shareholders' equity of approximately $9.8 million, and for the three months ended March 31, 2004 reported net income of approximately $229,000, or $.23 per diluted share, compared to $175,000, or $.19 per diluted share, for the three months ended March 31, 2003.

QUESTIONS AND ANSWERS ABOUT THE MERGER

 Q:    What should I do now?

 A:    Please indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement. A special shareholders' meeting will be held to vote upon the proposal.

        The special shareholders meeting of Lumpkin County Bank where the shareholders will vote on the merger agreement will take place at    :00  .m., local time, on August    , 2004, at 111 South Chestatee Street, Dahlonega, Georgia.

        You may attend the meeting and elect to vote your shares in person, rather than voting by proxy. In addition, you may revoke your proxy up to and including the day of the meeting by notifying the Secretary prior to the meeting, in writing, or by submitting an executed later-dated proxy to the Secretary of Lumpkin County Bank prior to the meeting at the following address:

Eddie Wayne, Secretary
Lumpkin County Bank
111 South Chestatee Street
Dahlonega, Georgia 30533

 Q:    What am I being asked to approve?

 A:    You are being asked to approve the Agreement and Plan of Reorganization, by and between Lumpkin County Bank and GB&T, by which Lumpkin County Bank will be merged with and into Gainesville Bank & Trust, a subsidiary bank of GB&T. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Lumpkin County Bank common stock. As a consequence, Lumpkin County Bank will merge with a wholly owned subsidiary of GB&T. Following the merger, Gainesville Bank & Trust will continue to operate the bank as a full service commercial bank.

The Lumpkin County Bank board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization, and recommends voting FOR approval of this merger agreement.

 Q:    What will I receive in the merger?

 A:    Lumpkin County Bank shareholders will receive, for each share of Lumpkin County Bank common stock they own at the time of the merger, 1.025 shares of GB&T common stock. GB&T will not issue fractional shares in the merger. Instead, Lumpkin County Bank shareholders will receive a cash payment, without interest, for the value of any fraction of a share of GB&T common stock that they would otherwise be entitled to receive based upon $18.78 a share of GB&T common stock. For example: if you own 100 shares of Lumpkin County Bank common stock, in the merger you would receive 102 shares of GB&T common stock and a check for $9.39 (.5 × $18.78).

        On July    , 2004, the closing price of GB&T common stock was $            making the value of 1.025 shares of GB&T common stock equal to $            . Because the market price of GB&T common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger. Further, you will not know when you vote the choices of other Lumpkin County Bank shareholders and the result of the allocation and adjustment on your choice.

 Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

 A:    Your broker will vote your shares of common stock only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger or against the stock issuance.

 Q:    Should I send in my stock certificates now?

 A:    No. After the merger is completed, we will send written instructions to you regarding how to exchange your Lumpkin County Bank common stock certificates for GB&T common stock certificates.

 Q:    When is the merger expected to be completed?

 A:    We plan to complete the merger during the third quarter of 2004.

 Q:    Whom should I call with questions about the merger?

 A:    You should call Randy Harvey at (706) 864-2265.

 SUMMARY OF TERMS OF THE MERGER

        This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger. This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters. For a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus, and the related documents to which it refers. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is incorporated by reference into this document, and is attached as Appendix A.

        In addition, the sections entitled "Where You Can Find More Information," and "Incorporation of Certain Documents by Reference," on page 70, contain references to additional sources of information about GB&T. Additional information about GB&T is also contained in GB&T's Form 10-K for the year ended December 31, 2003.

•
The Companies (see page 62-69)

  GB&T Bancshares, Inc.
  500 Jesse Jewell Parkway, S.E.
  Gainesville, Georgia 30501
  (770) 532-1212

  GB&T is a multi-bank holding company based in Gainesville, Georgia. All of its activities are conducted through our wholly-owned subsidiaries, Gainesville Bank & Trust, a full-service commercial bank with its main office in Gainesville, Georgia; United Bank & Trust Company, a full-service commercial bank with its main office in Rockmart, Georgia; Community Trust Bank, a full-service commercial bank with its main office in Hiram, Georgia; HomeTown Bank of Villa Rica, a full-service commercial bank with its main office in Villa Rica, Georgia; First National Bank of the South, First National Bank of the South, a full-service commercial bank with its main office in Milledgeville, Georgia and an office in the Lake Oconee area of Putnam County, Georgia; and Community Loan Company, a consumer finance company with offices in Woodstock, Rockmart, Rossville, Gainesville, Dalton, Rome, Dahlonega and Cartersville, Georgia. Gainesville Bank & Trust, United Bank & Trust Company, Community Trust Bank, HomeTown Bank of Villa Rica and First National Bank of the South provide customary types of banking services such as checking accounts, savings accounts, and time deposits. They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

  At December 31, 2003, GB&T had total consolidated assets of approximately $944 million, total consolidated deposits of approximately $729 million, total consolidated loans of approximately $710 million, and total consolidated shareholders' equity of approximately $97 million. GB&T had net income for the year ended December 31, 2003 of $7.7 million, or $1.29 per diluted share, compared to $6.5 million, or $1.33 per diluted share, for the year ended December 31, 2002. At March 31, 2004, GB&T had total consolidated assets of approximately $974 million, total consolidated deposits of approximately $758 million, total consolidated loans of approximately $724 million, and total consolidated shareholders' equity of approximately $99 million. GB&T had net income for the three months ended March 31, 2004 of $2.2 million, or $.32 per diluted share, compared to $1.7 million, or $.31 per diluted share for the three months ended March 31, 2003.

  Lumpkin County Bank
  111 South Chestatee St.
  Dahlonega, Georgia 30533
  (706) 864-2265

  Lumpkin County Bank is a full-service commercial bank with its main office at 111 South Chestatee Street in Dahlonega, Georgia and one branch office at the intersection of Georgia Highways 400 and 60, 5458 South Chestatee Street, also in Dahlonega. Lumpkin County Bank provides customary types of banking services such as checking accounts, savings accounts, and time deposits. It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services.

  As of March 31, 2003 Lumpkin County Bank had assets of approximately $71.0 million, total deposits of approximately $62.2 million, total loans of approximately $54.5 million and shareholders' equity of approximately $4.2 million. Lumpkin County Bank had a net loss for the year ended December 31, 2003 of $1.681 million, or $6.60 per diluted share, compared to net income of $246,000, or $.94 per diluted share for the year ended December 31, 2002, and for the three months ended March 31, 2004, Lumpkin County Bank reported net income of approximately $105,000, or .41 per diluted share, compared to $133,000, or $.52 per diluted share, for the three months ended March 31, 2003.

•
Lumpkin County Bank Shareholders will receive 1.025 shares of GB&T stock for each share of Lumpkin County Bank Stock (see page 49)

  If the merger is approved, Lumpkin County Bank will be merged with and into Gainesville Bank & Trust, a wholly-owned state bank subsidiary of GB&T, GB&T will continue as a bank holding company, and Lumpkin County Bank will be merged out of existence with and into Gainesville Bank & Trust. As a result of the merger, Lumpkin County Bank shareholders will receive, for each share of Lumpkin County Bank common stock he or she owns on the effective date of the merger, 1.025 shares of GB&T common stock. Lumpkin County Bank shareholders will also receive a cash payment for any fractional shares in an amount equal to the fraction multiplied by $18.78.

•
Markets for Capital Stock

  GB&T's common stock began trading on the Nasdaq National Market on January 5, 1999 under the symbol "GBTB." The following table sets forth the high and low sale prices per share of GB&T common stock on the Nasdaq National Market for the indicated periods:

2002	High	Low
First Quarter	$16.20	$13.40
Second Quarter	$18.75	$15.25
Third Quarter	$17.75	$15.41
Fourth Quarter	$18.90	$15.95
2003	High	Low
First Quarter	$19.36	$17.77
Second Quarter	$25.00	$18.98
Third Quarter	$25.39	$21.80
Fourth Quarter	$24.48	$22.25
2003	High		Low
First Quarter		$28.15		$21.50
Second Quarter (through July , 2004)	$		$

  Lumpkin County Bank common stock is not listed for quotation on any stock exchange. There is no active market for shares of Lumpkin County Bank common stock, although management of Lumpkin County Bank is from time to time made aware of transactions in its common stock. According to such information as has been made available to management, 1,000 shares were sold in July 2003 for $60,00 per share. Management is also aware of shares trading prior to July 2003 in the range of $50.00 to $60.00 per share. Management of Lumpkin County Bank is not aware of any transfers of the shares of its common stock since December 31, 2003.

  As of February 10, 2004, the date immediately prior to the public announcement of the merger, the closing price of GB&T's common stock was $23.13 per share. The closing price of GB&T's common stock as of                               , 2004, the date before the printing of this proxy statement/prospectus, was $            per share, making the value of 1.025 shares of GB&T common stock approximately $            . Because the market price of GB&T common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the transaction. Further, you will not know when you vote the choices of other Lumpkin County Bank shareholders.

•
Listing of GB&T Common Stock

  GB&T will list the shares of its common stock to be issued in the merger on the Nasdaq National Market.

•
Shareholders Who Exchange their Shares for Cash May Recognize a Gain or Loss for Federal Income Tax Purposes (see page 60)

  Lumpkin County Bank has received an opinion from Hulsey, Oliver & Mahar, LLP stating that, assuming the merger is completed as currently anticipated, neither Lumpkin County Bank nor the shareholders of Lumpkin County Bank to the extent that they receive shares of GB&T common stock in connection with the merger will recognize any gain or loss for federal income tax purposes. Neither GB&T nor Lumpkin County Bank has requested a ruling to that effect from the Internal Revenue Service. Any cash you receive for any fractional interests or as payment after exercising your right to dissent will be treated as amounts distributed in redemption of your Lumpkin County Bank common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon your particular circumstances. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

•
Dividends (see page 56)

  GB&T paid aggregate cash dividends of $.36 per share in 2003, $.34 per share in 2002, $.29 per share in 2001, $.24 per share in 2000, and $.20 per share in 1999. GB&T paid dividends of $.09 and $.095 per share on January 31, 2004 and April 29, 2004, respectively. On May 17, 2004,GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004. GB&T intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by GB&T's board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T and will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

  Lumpkin County Bank paid aggregate cash dividends of $.35 per share in 2003, although no dividends were paid for the fourth quarter of 2003, and $.49 per share 2002. In addition, Lumpkin County Bank declared a three-for-one stock split in 2003.

•
There are Some Differences in Shareholders' Rights Between Lumpkin County Bank and GB&T (see page 53)

  If you own shares of Lumpkin County Bank common stock, your rights as a shareholder will no longer be governed by Lumpkin County Bank's articles of incorporation and bylaws and the FICG following the merger. Instead, you will automatically become a GB&T shareholder, to the extent you receive GB&T common stock, and your rights as a GB&T shareholder will be governed by GB&T's articles of incorporation and bylaws and the GBCC. Your rights as a Lumpkin County

  Bank shareholder and your rights as a GB&T shareholder are different in certain ways. Specifically, approval of a merger, consolidation or voluntary dissolution of GB&T requires a majority vote of outstanding shares of common stock under the GBCC, while such actions for Lumpkin County Bank require approval of at least two-thirds of the outstanding shares of Lumpkin County Bank under the FICG. Please see the comparison of shareholder rights on page 53 for a more complete description of the differences in the rights of shareholders of GB&T and Lumpkin County Bank.

•
Rights of Dissenting Shareholders (see page 58)

  If you are a holder of Lumpkin County Bank common stock, Section 7-1-537 of the Financial Institutions Code of Georgia entitles you to dissent from the merger and to demand payment of the "fair value" of your Lumpkin County Bank common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code. Among other things, you must file a notice of dissent prior to the special shareholders' meeting and not vote in favor of the merger.

•
Interests of Directors and Officers of Lumpkin County Bank in the Merger (see page 69)

  No director or officer of Lumpkin County Bank has an interest in the merger except his interest as a Lumpkin County Bank shareholder generally.

•
The Reasons Management Supports the Merger (see page 46)

  The Board of Directors of Lumpkin County Bank supports the merger and believes that it is in the best interests of the bank, and its shareholders. The Board of Directors of Lumpkin County Bank believes the merger will permit Lumpkin County Bank shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the combined entity's capital stock. In addition, the Board of Directors believes that following the merger, the size of the combined organization (including Southern Heritage) which would have had approximately $1.178 billion in consolidated assets as of March 31, 2004, is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks.

•
Shareholders' Meeting (see page 51)

  The special meeting of shareholders of Lumpkin County Bank will be held on August     , 2004, at    :00  .m., local time, at the offices of Lumpkin County Bank, at 111 South Chestatee Street, Dahlonega, Georgia, for the purpose of voting on approval of the merger agreement.

•
Record Date

  You are entitled to vote at the special shareholder meeting if you owned shares of Lumpkin County Bank common stock on                            , 2004.

•
Two-thirds Vote Required (see page 51)

  Approval by holders of at least two-thirds of Lumpkin County Bank common stock outstanding on                                    , 2004, is required to approve the merger agreement. The merger does not require the approval of GB&T's shareholders.

  As of the record date, 256,365 shares of Lumpkin County Bank common stock were issued and outstanding. There are 182,334 shares, or 71.1%, of Lumpkin County Bank common stock owned or controlled by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger. All of the directors of Lumpkin County Bank have agreed to vote their shares in favor of the merger.

•
Conditions, Termination, and Effective Date (see page 49)

  The merger will not occur unless certain conditions are met, and either GB&T or Lumpkin County Bank can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by Lumpkin County Bank shareholders, the Board of Governors of the Federal Reserve System, the FDIC, and the Department of Banking and Finance of the State of Georgia. The Closing of the merger will occur after the merger agreement is approved by Lumpkin County Bank shareholders and after the articles of merger are filed.

•
Accounting Treatment (see page 57)

  The merger will be accounted for as a purchase for financial reporting purposes.

•
Recent Developments of GB&T (see page 62)

  GB&T has agreed to merge with Southern Heritage and to simultaneously merge its subsidiary, Southern Heritage Bank, into Gainesville Bank & Trust, in exchange for an aggregate of approximately $22.7 million of GB&T Common Stock and cash. As such, certain pro forma financial disclosures set forth in this proxy statement/prospectus contemplate the merger with Southern Heritage having been consummated. However, consummation of the merger with Southern Heritage remains subject to the fulfillment of a number of conditions, including Southern Heritage shareholder approval. No assurance can be given that such conditions will be fulfilled or that the merger with Southern Heritage will be consummated.

  On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004.

  At March 31, 2004, Southern Heritage had total assets of approximately $118 million and shareholders' equity of approximately $9.8 million, and for the three months ended March 31, 2004 reported net income of approximately $229,000, or $.23 per diluted share, compared to $175,000, or $.19 per diluted share, for the three months ended March 31, 2003.

  Southern Heritage is subject to the informational requirements of the Securities Exchange Act of 1934, which means that Southern Heritage is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

 SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables present certain selected historical financial information for GB&T. The data should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information concerning GB&T, incorporated by reference in this proxy statement/prospectus.

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2003	2004	2003	2002	2001	2000	1999
GB&T Bancshares, Inc. and Subsidiaries
Income Statement
Net interest income	$8,886	$6,997	$31,504	$24,059	$21,456	$20,997	$18,624
Provision for loan losses	284	214	1,406	845	1,306	1,149	1,896
Net interest income after provision for loan losses	8,602	6,783	30,098	23,214	20,150	19,848	16,728
Non-interest income	2,899	2,352	9,928	8,062	6,329	4,362	3,712
Non-interest expense	8,348	6,801	29,693	21,748	21,158	17,831	15,703
Income taxes	923	623	2,608	3,019	1,745	2,082	1,405
Net income	2,230	1,711	7,725	6,509	3,576	4,297	3,332
Per Common Share
Net income—basic	$.33	$.32	$1.32	$1.35	$.76	$.93	$.72
Net income—diluted	.32	.31	1.29	1.33	.74	.90	.69
Cash dividends declared	.09	.085	.36	.34	.29	.24	.20
Book value	14.56	11.49	14.25	11.35	9.45	8.72	7.82
Basic average shares outstanding	6,809	5,361	5,850	4,813	4,676	4,640	4,601
Diluted average shares outstanding	6,943	5,523	5,975	4,900	4,816	4,791	4,801
Period End
Total loans	$724,282	$562,682	$709,958	$542,834	$418,656	$384,691	$324,355
Net Loans(4)	715,278	555,244	701,232	535,296	413,134	379,592	320,122
Earning assets(1)	880,195	699,089	851,221	681,330	508,490	475,168	408,843
Assets	974,213	757,953	944,278	742,232	547,596	512,488	439,697
Deposits	758,178	600,204	728,629	580,248	426,758	401,302	345,252
Stockholders' equity(2)	99,327	61,676	96,843	60,353	44,369	40,543	36,281
Common shares outstanding	6,822	5,365	6,794	5,357	4,739	4,651	4,637
Average Balances
Loans	$720,063	$555,727	$608,131	$446,518	$397,496	$356,051	$282,277
Earning assets	869,253	685,075	745,238	547,662	495,236	443,374	358,394
Assets	960,962	738,743	813,134	587,330	531,086	475,337	384,258
Deposits	739,353	581,985	637,688	456,769	419,329	367,772	316,776
Performance Ratios
Return on average assets(3)	.93%	.93%	.95%	1.11%	.67%	.91%	.87%
Return on average stockholders' Equity(3)	9.14	11.28	10.56	13.72	8.53	11.63	9.50
Average equity to average assets	10.21	8.33	9.00	8.08	7.90	7.79	9.13
Average loans to average deposits	97.39	95.49	95.36	97.76	94.79	96.81	89.11

(1)
Earning assets include interest-bearing deposits in banks, federal funds sold, securities available for sale, restricted equity securities, loans net of unearned income, less nonaccrual loans, as reconciled to Assets below:

	March 31,		December 31,
	2004	2003	2003	2002	2001	2000	1999
Assets	974,213	757,953	944,278	742,232	547,596	512,488	439,697
Plus:
Allowance for loan losses	9,004	7,438	8,726	7,538	5,522	5,099	4,233
Less:
Cash and due from banks	18,237	18,217	17,584	18,113	18,097	16,332	14,259
Premises and equipment	25,950	20,734	25,813	20,774	14,807	13,305	10,842
Goodwill and intangible	32,909	9,509	33,043	9,522	566	0	0
Other assets	22,975	13,732	22,010	14,525	10,685	11,180	9,397
Non accrual loans	2,951	4,110	3,333	5,506	473	1,602	589

Earning Assets	880,195	699,089	851,221	681,330	508,490	475,168	408,843

(2)
The increase in stockholders' equity for the years ended December 31, 2003 and 2002 related to business combinations was 53% and 22%, respectively. Net income less dividends declared represented 9% and 11% of the total increase for the same periods, respectively.

(3)
Annualized for the three month periods ended March 31, 2004 and 2003.

(4)
Net loans include the outstanding principal balances of loans less unearned income, net deferred fees and the allowance for loan losses.

 SELECTED PRO FORMA FINANCIAL DATA OF GB&T AND SOUTHERN HERITAGE

        Because we anticipate the Southern Heritage transaction to proceed concurrently with the transaction addressed in this proxy statement/prospectus, we have provided for your information certain pro forma financial disclosures that contemplate the merger with Southern Heritage having already been consummated

        The following unaudited pro forma financial data for GB&T gives effect to the merger with Southern Heritage as of the date or at the beginning of the period indicated, assuming the merger is accounted for as a purchase. The pro forma balance sheet information has been prepared as if the merger had been completed on December 31, 2003. The pro forma operating data has been prepared as if the merger had been completed on January 1, 2003. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been completed at the date and for the periods indicated or which may be obtained in the future.

        The Southern Heritage merger agreement provides that the purchase price may be paid in cash up to 30% of the purchase price for the Southern Heritage outstanding common stock. The portion of the purchase price to be paid in cash is based on the preference of the Southern Heritage stockholders. The following selected pro forma financial data presents data first, assuming the maximum amount of cash is used to purchase the outstanding Southern Heritage common stock, and second, assuming that 100% of the purchase price is paid by exchanging GB&T common stock.

        The following selected pro forma financial data is based on an assumption that 30% of the Southern Heritage merger consideration is paid in cash and the remaining 70% is exchanged for GB&T common stock. In the event that 30% of the purchase price is paid in cash, GB&T will be required to borrow approximately $6.7 million in the form of subordinated debt. The anticipated additional expense related to the issuance of the subordinated debt will be approximately $265,000 of interest expense per year. The use of debt to fund the purchase of the Southern Heritage outstanding common stock reduces the combined stockholders' equity and the number of outstanding shares. The use of debt to fund the Southern Heritage purchase actually results in an increase of $.01 per basic or diluted earnings per share due to fewer shares outstanding upon consummation of the merger.

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31, 2004	As of and for the Year Ended December 31, 2003
Balance Sheet Data:(1)
Total assets	$1,106,347	$1,073,541
Federal funds sold	17,703	10,475
Securities	149,579	146,638
Loans, net of allowance for loan losses	819,236	797,465
Goodwill and intangibles	46,865	47,337
Deposits	859,335	827,013
Other borrowings	1,330	300
Securities sold under repurchase agreements	11,973	17,314
Federal Home Loan Bank advances	81,395	79,518
Subordinated debt	26,307	26,183
Stockholders' equity	115,004	112,520
Earnings Data:(2)
Interest income	$14,653	$53,270
Interest expense	4,475	17,298
Net interest income	10,178	35,972
Provision for loan losses	384	2,612
Net interest income after provision for loan losses	9,794	33,360
Non-interest income	3,108	10,832
Non-interest expense	9,332	33,099
Income taxes	1,080	2,863
Net income	2,490	8,230
Basic earnings per share(3)	.27	1.01
Diluted earnings per share(3)	.26	.99
Cash dividends per share(3)	.07	.29

(1)
See page 24.
(2)
See pages 26 and 28.
(3)
Restated for five-for-four stock split in the form of a stock dividend.

        The following selected pro forma financial data is based on an assumption that 100% of the Southern Heritage common stock is exchanged for GB&T common stock.

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31, 2004	As of and for the Year Ended December 31, 2003
Balance Sheet Data:(1)
Total assets	$1,106,347	$1,073,541
Federal funds sold	17,703	10,475
Securities	149,579	146,638
Loans, net of allowance for loan losses	819,236	797,465
Goodwill and intangibles	46,865	47,337
Deposits	859,335	827,013
Other borrowings	1,330	300
Securities sold under repurchase agreements	11,973	17,314
Federal Home Loan Bank advances	81,395	79,518
Subordinated debt	19,588	19,464
Stockholders' equity	121,723	119,239
Earnings Data:(2)
Interest income	$14,653	$53,270
Interest expense	4,409	17,033
Net interest income	10,244	36,237
Provision for loan losses	384	2,612
Net interest income after provision for loan losses	9,860	33,625
Non-interest income	3,108	10,832
Non-interest expense	9,332	33,099
Income taxes	1,095	2,953
Net income	2,543	8,405
Basic earnings per share(3)	.26	.99
Diluted earnings per share(3)	.25	.97
Cash dividends per share(3)	.07	.29

(1)
See page 35.
(2)
See pages 38 and 40.
(3)
Restated for five-for-four stock split in the form of a stock dividend.

 SELECTED PRO FORMA FINANCIAL DATA OF GB&T, SOUTHERN HERITAGE AND
LUMPKIN COUNTY BANK

        The following unaudited pro forma financial data for the combined company gives effect to the merger with Southern Heritage and the acquisition of Lumpkin County Bank as of the date or at the beginning of the period indicated, assuming both the merger and acquisition are accounted for as a purchase. The pro forma balance sheet information has been prepared as if the merger and the acquisition had been completed on December 31, 2003. The pro forma operating data has been prepared as if the merger and the acquisition had been completed on January 1, 2003. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transactions had been completed at the date and for the periods indicated or which may be obtained in the future.

        The merger agreement provides that the purchase price may be paid in cash up to 30% of the purchase price for the Southern Heritage outstanding common stock. The portion of the purchase price to be paid in cash is based on the preference of the Southern Heritage stockholders. The following selected pro forma financial data presents data first, assuming the maximum amount of cash is used to purchase the outstanding Southern Heritage common stock and second, assuming that 100% of the purchase price for both Southern Heritage and Lumpkin County Bank common stock is paid by exchanging GB&T common stock.

        The following selected pro forma financial data is based on an assumption that 30% of the merger consideration for Southern Heritage is paid in cash and the remaining 70% is exchanged for GB&T common stock and that 100% of the purchase price for Lumpkin County Bank is paid with GB&T common stock. In the event that 30% of the purchase price is paid in cash, GB&T will be required to borrow approximately $6.7 million in the form of subordinated debt. The anticipated additional expense related to the issuance of the subordinated debt will be approximately $265,000 of interest expense per year. The use of debt to fund the purchase of the Southern Heritage outstanding stock reduces the combined stockholders' equity and the number of outstanding shares. The use of debt to fund the purchase actually results in an increase of $.01 per basic or diluted earnings per share for the three months ended March 31, 2004 due to fewer shares outstanding upon consummation of the Southern Heritage merger and the Lumpkin County Bank acquisition.

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31, 2004	As of and for the Year Ended December 31, 2003
Balance Sheet Data:(1)
Total assets	$1,178,313	$1,146,176
Federal funds sold	23,581	17,007
Securities	154,722	151,179
Loans, net of allowance for loan losses	873,245	852,638
Goodwill and intangibles	48,393	48,865
Deposits	922,170	890,563
Other borrowings	1,330	300
Securities sold under repurchase agreements	11,973	17,314
Federal Home Loan Bank advances	84,895	83,018
Subordinated debt	26,307	26,183
Stockholders' equity	119,896	117,412
Earnings Data:(2)
Interest income	$15,581	$57,476
Interest expense	4,643	18,323
Net interest income	10,938	39,153
Provision for loan losses	451	4,244
Net interest income after provision for loan losses	10,487	34,909
Non-interest income	3,227	11,333
Non-interest expense	9,970	36,735
Income taxes	1,095	2,752
Net income	2,649	6,755
Basic earnings per share(3)	.28	.80
Diluted earnings per share(3)	.27	.79
Cash dividends per share(3)	.07	.29

(1)
See page 25.
(2)
See pages 29 and 31.
(3)
Restated for five-for-four stock split in the form of a stock dividend.

        The following selected pro forma financial data is based on an assumption that 100% of the Southern Heritage common stock is exchanged for GB&T common stock and that 100% of the purchase price for Lumpkin County Bank is paid with GB&T common stock.

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31, 2004	As of and for the Year Ended December 31, 2003
Balance Sheet Data:(1)
Total assets	$1,178,313	$1,146,176
Federal funds sold	23,581	17,007
Securities	154,722	151,179
Loans, net of allowance for loan losses	873,245	852,638
Goodwill and intangibles	48,393	48,865
Deposits	922,170	890,563
Other borrowings	1,330	300
Securities sold under repurchase agreements	11,973	17,314
Federal Home Loan Bank advances	84,895	83,018
Subordinated debt	19,588	19,464
Stockholders' equity	126,615	124,131
Earnings Data:(2)
Interest income	$15,581	$57,476
Interest expense	4,577	18,058
Net interest income	11,004	39,418
Provision for loan losses	451	4,244
Net interest income after provision for loan losses	10,553	35,174
Non-interest income	3,227	11,333
Non-interest expense	9,970	36,735
Income taxes	1,117	2,842
Net income	2,693	6,930
Basic earnings per share(3)	.27	.79
Diluted earnings per share(3)	.26	.77
Cash dividends per share(3)	.07	.29

(1)
See page 37.
(2)
See pages 41 and 43.
(3)
Restated for five-for-four stock split in the form of a stock dividend.

RISK FACTORS RELATING TO THE MERGER

        If the merger is consummated, you will receive shares of GB&T common stock in exchange for your shares of Lumpkin County Bank common stock. An investment in GB&T common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Lumpkin County Bank common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 19 under the heading "A Warning About Forward-Looking Statements."

        However, there are a number of other risks and uncertainties relating to GB&T and your decision regarding the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect GB&T's future financial results and may cause GB&T's future earnings and financial condition to be less favorable than GB&T's expectations. This section summarizes those risks.

Your merger consideration is fixed despite a change in GB&T's stock price.

        Each share of Lumpkin County Bank common stock owned by you will be converted into the right to receive 1.025 shares of GB&T common stock. The price of GB&T common stock when the merger takes place may vary from its price at the date of this proxy statement/prospectus and at the date of Lumpkin County Bank's special meeting. Such variations in the price of GB&T common stock may result from changes in the business, operations or prospects of GB&T, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

The trading volume of GB&T common stock has been low and may not increase following the merger.

        The trading volume of GB&T common stock on the Nasdaq National Market has been low relative to larger companies listed on the Nasdaq National Market or other stock exchanges. We cannot say with any certainty whether a more active or liquid trading market for GB&T common stock will develop. Because of this, it may be difficult for you to sell a large number of shares of GB&T common stock for the same price at which you may be able to sell a smaller number of shares.

Significant risks accompany the recent rapid expansion of GB&T.

        We have recently experienced significant growth through acquisitions, including the merger with Baldwin Bancshares less than a year ago, and may continue to consider acquisition opportunities that arise. These acquisitions could place a future strain on our resources, systems, operations and cash flow. Our ability to manage these acquisitions will depend on our ability to monitor operations and control costs, maintain effective quality controls, expand our internal management and technical and accounting systems and otherwise successfully integrate acquired businesses into our company. If we fail to do so, our business, financial condition and operating results could be negatively impacted.

We cannot guarantee the consummation of the contemplated merger with Southern Heritage.

        We will not be able to consummate the merger with Southern Heritage Bancorp without the approval of certain state and federal regulatory agencies and the shareholders of Southern Heritage. Accordingly, we can give no assurances that those approvals will be obtained or that the acquisition will be completed.

If GB&T is unable to integrate the operations of Lumpkin County Bank and Southern Heritage successfully, our business and earnings may be negatively affected.

        The acquisition of Lumpkin County Bank and Southern Heritage involves the integration of companies that have previously operated independently and no assurance can be given that we will be able to integrate our operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Successful integration of each entity's operations will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. If we have difficulties with the integration, we might not achieve the economic benefits we expect to result from the acquisition. In addition, we may experience greater than expected costs or difficulties relating to the integration of the business of Lumpkin County Bank and Southern Heritage and may not realize expected cost savings from the acquisition within the expected time frame.

We cannot predict the effect of consummating the contemplated merger with Southern Heritage Bancorp in such close proximity to the merger with Lumpkin County Bank.

        The Southern Heritage merger is scheduled to occur either shortly before or as soon as practicable after the merger that is the subject of this proxy statement/prospectus, and we have no prior experience facilitating two transactions of this size in such close proximity. Potential unknown costs and risks associated with integrating the two transactions may have a negative effect on our operations, and we can not ensure the successful operation of the resulting entity as a whole.

Lumpkin County Bank is operating under regulatory restraints.

        Lumpkin County Bank has entered into a Memorandum of Understanding with the DBF requiring it to correct a number of deficiencies. These deficiencies are evidence of a variety of problems which we may not be able to correct, including an operating loss of approximately $1.7 million for the year ended December 31, 2003. As a result, GB&T's future earnings and financial condition may be adversely affected. Further, these regulatory issues may have limited Lumpkin County Bank's bargaining power in its negotiations with GB&T.

Departures of GB&T's directors may harm our ability to operate successfully.

        Our directors' community involvement and local business relationships are important to our success. Accordingly, if we lose the services of any of our directors, we may not be able to grow or operate profitably. We have not entered into any agreements to secure the services of our directors, and we therefore cannot be assured of their continued service with us.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market area.

        Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. Because the majority of GB&T's borrowers are individuals and businesses located and doing business in the Hall, Polk, Paulding, Cobb, Carroll, Baldwin and Putnam County, Georgia areas, our success will depend significantly upon the economic conditions in and around those counties, and negative economic conditions in those counties may result in, among other things, a deterioration in credit quality or a reduced demand for credit and may harm the financial stability of our customers.

Due to our limited market area, these negative conditions may have a more noticeable effect on GB&T than would be experienced by an institution with a larger, more diverse market area.

The exercise of warrants and options to purchase common stock of GB&T will dilute your proportionate interest in GB&T and may hinder its ability to raise additional capital on the most favorable terms.

        If the acquisition is completed, each existing option to purchase Lumpkin County Bank common stock will be converted into the right to purchase shares of GB&T common stock. Holders of these options and GB&T's organizers, officers, and employees who hold options or warrants to purchase GB&T common stock may exercise those warrants or options, which would result in the dilution of your proportionate interest in GB&T. These individuals will have the opportunity to profit from any rise in the market value of the common stock or any increase in GB&T's net worth. There are currently 25,485 options outstanding to purchase Lumpkin County Bank common stock, and there are currently 473,148 options to purchase GB&T's common stock outstanding. Following the completion of the acquisition, there will be 499,270 outstanding options to purchase GB&T common stock, which will represent, post-acquisition, 6.7% of the issued and outstanding common stock of GB&T on a fully diluted basis. The exercise of warrants or options for the purchase of our common stock also could adversely affect the terms on which GB&T can obtain additional capital. For instance, the holders of warrants or options may choose to exercise their warrants or options, when instead the securities underlying those warrants and options could be offered to others on terms and at prices more favorable to us than the terms and exercise prices provided for in the warrants or options.

The financial institution industry is competitive, and we may not be able to continue to compete successfully.

        GB&T's profitability will depend on the ability of Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, Community Loan Company, Lumpkin County Bank and, if the Southern Heritage merger is consummated, Southern Heritage Bank to compete successfully in the highly competitive banking business. Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, Community Loan Company Lumpkin County Bank and Southern Heritage Bank compete with numerous other lenders and deposit-takers, including other commercial banks, thrift institutions, credit unions, finance companies, check cashing companies, mutual funds, insurance companies, and brokerage and investment banking firms. They compete primarily with other financial institutions in the Hall, Polk, Paulding, Cobb, Carroll, Baldwin, Lumpkin and Putnam County, Georgia areas, but may also compete with financial institutions located throughout the United States.

Government regulation may impair our profitability and restrict our growth.

        State and federal banking laws and regulations could limit our ability to achieve profitability and to grow. Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including the ability of the banks to attract deposits, make loans, and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC, rather than shareholders. In addition, the burden imposed by federal and state regulations may place the banks at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations, and enforcement policies have been subject to significant changes in recent years and may be subject to significant future changes.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Some of the statements made in this proxy statement/prospectus (and in other documents to which we refer) are "forward-looking statements." When used in this document, the words "anticipate," "believe," "estimate," and similar expressions generally identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of GB&T and Lumpkin County Bank management and on information currently available to those members of management. Forward-looking statements include information concerning possible or assumed future results of operations of GB&T after the proposed merger. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including, but not limited to, those discussed under "Risk Factors Relating to the Merger" on page 16 and the following:

  •
  general economic conditions;

  •
  the loss of deposits, customers or revenues following the merger may be greater than expected;

  •
  competition from other financial services companies may increase significantly;

  •
  legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses of GB&T and Lumpkin County Bank and of the combined entity;

  •
  changes in interest rates may reduce operating margins or the volumes or values of loans made or held;

  •
  the financial stability and liquidity of GB&T's and Lumpkin County Bank's credit customers may unexpectedly change;

  •
  adverse changes may occur in the securities markets; and

  •
  technological changes may increase competitive pressures and increase our costs.

        We believe these forward-looking statements are reasonable. You should not, however, place undue reliance on these forward-looking statements, because the future results and shareholder values of GB&T following completion of the merger may differ materially from those expressed or implied by these forward-looking statements.

PRO FORMA CONDENSED FINANCIAL INFORMATION

        Due to the relatively small size of this transaction and of Lumpkin County Bank as compared to the rest of GB&T, the following pro forma financial information would not ordinarily be included in this proxy statement/prospectus. However, because we anticipate the Southern Heritage transaction to proceed concurrently with the transaction addressed in this proxy statement/prospectus, we have provided for your information these pro forma financial disclosures that contemplate the merger with Southern Heritage having already been consummated.

        The unaudited pro forma condensed consolidated balance sheet as of March 31, 2004, the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004, and the unaudited pro forma capital ratios for the three months ended March 31, 2004 combine the historical financial statements of GB&T with Southern Heritage after giving effect to the merger and, where applicable, the acquisition of Lumpkin County Bank using the purchase method of accounting. Pro forma adjustments to the balance sheet are computed as if the transactions occurred at March 31, 2004 while the pro forma adjustments to the statements of income and capital ratios are computed as if the transactions occurred on January 1, 2003 and January 1, 2004, respectively. All pro forma outstanding shares and earnings per share amounts reflect the five-for-four stock split in the form of a stock dividend declared on May 17, 2004. In addition, the following financial statements do not reflect any anticipated cost savings, which may be realized by GB&T after completion of the merger.

        The unaudited pro forma condensed consolidated financial data do not purport to present the financial position of GB&T had the various transactions indicated above actually been consummated on the dates indicated. In addition, the unaudited pro forma condensed consolidated financial data are not necessarily indicative of the future results of operations of GB&T and should be read in conjunction with the historical financial statements of Southern Heritage, including the notes thereto, included in this proxy statement/prospectus and with the historical financial statements of GB&T, including the notes thereto, incorporated in this proxy statement/prospectus by reference.

        The merger agreement provides that the purchase price may be paid in cash up to 30% of the purchase price for the Southern Heritage outstanding common stock. The portion of the purchase price to be paid in cash is based on the preference of the Southern Heritage stockholders. The following selected pro forma financial data is presented first assuming the maximum amount of cash is used to purchase the outstanding common stock, and second, assuming that 100% of the purchase price is paid by exchanging GB&T common stock. The major impact the two different consideration alternatives have on the pro forma financial statements are as follows:

  •
  Assuming a 100% stock-for-stock basis, the transaction generates more capital and shares outstanding. This creates an estimated 1.5% decrease in earnings per share. The issuance of additional stock will enhance tangible book value per share from $7.67 to $7.74 assuming the consummation of both mergers as of March 31, 2004.

  •
  Assuming 30% of the consideration is paid in cash, the transaction generates less capital and shares outstanding and creates additional subordinated debt. This is estimated to result in an additional 1.5% in earnings per share and a decrease in tangible book value per share from $7.67 to $7.32 assuming the consummation of both mergers as of March 31, 2004.

        In either case the pro forma earnings per share is non-dilutive as presented.

Notes to Pro Forma Combined Financial Statements Reflecting 30% of Merger Consideration Paid in Cash

        The following pro forma condensed consolidated balance sheets as of March 31, 2004 have been prepared assuming the Southern Heritage and Lumpkin County Bank mergers were consummated on

March 31, 2004. The pro forma condensed statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004 have been prepared assuming the Southern Heritage and Lumpkin County Bank mergers were consummated on January 1, 2003 and January 1, 2004, respectively.

        The following pro forma condensed consolidated balance sheets as of March 31, 2004 present the acquisition of Southern Heritage assuming 30% of the purchase price is paid in cash and the remaining 70% is exchanged for GB&T common stock. The following tables present the determination of the purchase price of each merger and the allocation of the purchase price for each merger.

  The Acquisition of Lumpkin County Bank

        In the acquisition of Lumpkin County Bank, GB&T will exchange for each share of Lumpkin County Bank common stock 1.025 shares of GB&T common stock. Lumpkin County Bank had 256,365 shares of common stock outstanding at March 31, 2004, which will be exchanged for approximately 262,774 shares of GB&T common stock.

        In connection with the acquisition of Lumpkin County Bank, GB&T and Lumpkin County Bank expect to incur related charges and expenses, including legal, accounting, printing and mailing expenses, of approximately $300,000.

Purchase Price
Purchase price consideration
Acquisition of common stock with stock (262,774 GB&T shares × $18.616)	$4,892
Acquisition fees and costs	300

$5,192

Allocation of Purchase Price
Historical book value of Lumpkin County Bank	$4,306
Estimated fair value adjustment of loans	192
Estimated fair value adjustment of deposits	(621)
Estimated fair value adjustment of premises and equipment	405
Estimated fair value adjustment of deferred Taxes	(618)
Estimated fair value of core deposit Intangible	1,528

$5,192

        The estimated fair value adjustments for loans, deposits, premises and equipment and core deposit intangibles acquired in the business combination are based on an independent valuation. The purchase adjustments will be accreted or amortized over the estimated average remaining lives as presented below, using the straight-line method. Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired in the business combination. Deferred taxes have been calculated on the fair value adjustments for loans, deposits, premises and equipment and core deposit intangible using GB&T's tax rate of 38%. The deferred taxes will be reversed over the average lives of the purchase adjustments.

Accretion/Amortization Period
Fair value adjustment of loans	16 Months
Fair value adjustment of deposits	1 Year
Fair value adjustment of premises and Equipment	39 Years
Fair value of core deposit intangible	12 Years
Fair value adjustment of deferred taxes	Over related lives of assets and liabilities

  The Merger with Southern Heritage

        In the merger, GB&T will exchange for each share of Southern Heritage common stock owned by Southern Heritage shareholders 1.32875 shares of GB&T common stock, $25.07 in cash or a combination of both. Southern Heritage had 893,344 shares of common stock outstanding at March 31, 2004, which will be exchanged for approximately 1,187,031 shares of GB&T common stock, assuming no shareholder elects to receive cash.

        In connection with the merger, GB&T and Southern Heritage expect to incur combined pre-tax merger related charges and expenses, including legal, accounting, printing and mailing expenses, of approximately $300,000.

Purchase Price
Purchase price consideration
Acquisition of common stock with cash (268,004 Southern Heritage shares × $25.07)	$6,719
Acquisition of common stock with stock (830,921 GB&T shares × $18.867)	15,677
Acquisition fees and costs	300

$22,696

Allocation of Purchase Price
Historical book value of Southern Heritage	$9,784
Estimated fair value adjustment of loans	99
Estimated fair value adjustment of deposits	(677)
Estimated fair value adjustment of Federal Home Loan Bank advances	(115)
Estimated fair value adjustment of deferred Taxes	(351)
Estimated fair value of core deposit Intangible	1,724
Estimated goodwill	12,232

$22,696

        The estimated fair value adjustments for loans, deposits, Federal Home Loan Bank advances and core deposit intangibles acquired in the business combination are based on an independent valuation. The purchase adjustments will be accreted or amortized over the estimated average remaining lives as presented below, using the straight-line method. Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired in the business combination. Deferred taxes have been calculated on the fair value adjustments for loans, deposits, Federal Home Loan Bank advances and core deposit intangible using GB&T's tax rate of 38%. The deferred taxes will be reversed over the average lives of the purchase adjustments.

Accretion/Amortization Period
Fair value adjustment of loans	1 Year
Fair value adjustment of deposits	1 Year
Fair value adjustment of Federal Home Loan Bank advances	2 Years
Fair value of core deposit intangible	10 Years
Fair value adjustment of deferred taxes	Over related lives of assets and liabilities
Goodwill	Evaluated annually for impairment

 GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet

        The following unaudited pro forma combined balance sheets as of March 31, 2004 have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 30% of the merger consideration is paid in cash and 70% is exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

(GB&T and Southern Heritage Only)
As of March 31, 2004
(Dollars in thousands)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.					GB&T and SHB Pro Forma Combined
	GB&T Bancshares Inc.
				Debit		Credit
Assets
Cash and due from banks	$18,237		$1,747	$				$19,984
Interest-bearing deposits in banks	546		0					546
Federal funds sold	16,306		1,397					17,703
Securities available for sale	137,249		7,283		103	103	(6)	144,532
Restricted equity securities	4,763		284					5,047
Loans	724,282		104,974		99		(1)	829,355
Less allowance for loan losses	9,004		1,115					10,119

Loans, net	715,278		103,859		99	0		819,236

Premises and equipment	25,950		3,144					29,094
Goodwill	30,061		0		12,232		(2)	42,293
Core deposit intangible	2,848		0		1,724		(3)	4,572
Other assets	22,975		716			351	(8)	23,340

Total assets	$974,213		$118,430		$14,158	454		$1,106,347

Liabilities
Deposits
Noninterest-bearing deposits	$86,797		$13,697	$				$100,494
Interest-bearing deposits	671,381		86,783			677	(4)	758,841

Total deposits	758,178		100,480		0	677		859,335
Federal funds purchased and securities sold under repurchase agreements	11,973		0					11,973
Federal Home Loan Bank advances	77,580		3,700			115	(5)	81,395
Other borrowings	1,330		0			0		1,330
Other liabilities	10,361		342			300	(8)	11,003
Subordinated debt	15,464		4,124			6,719	(10)	26,307

Total liabilities	874,886		108,646		0	7,811		991,343

Capital stock	68,280		4,467		4,467	15,677	(7)	83,957
Capital surplus	0		4,509		4,509		(7)	0
Retained earnings	30,012		741		741		(7)	30,012
Accumulated other comprehensive income	1,035		67		67		(6)	1,035

	99,327		9,784		9,784	15,677		115,004

Total liabilities and shareholders' equity	$974,213		$118,430		$9,784	23,488		$1,106,347

Shares outstanding	8,527,623	(11)	893,344					9,358,544

(1)
Record loans at fair value.
(2)
Record goodwill.
(3)
Record core deposit intangible.
(4)
Record time deposits at fair value.
(5)
Record Federal Home Loan Bank advances at fair value.
(6)
Record securities available for sale at fair value.
(7)
Record issuance of capital stock; 830,921 shares × $18.867.
(8)
Record deferred taxes related to purchase adjustments.
(9)
Record acquisition costs.
(10)
Record borrowing for cash portion of purchase price; 893,344 shares × 30% × $25.07.
(11)
Restated for five-for-four stock split in the form of a stock dividend.

See Pages 20-23 for explanation of adjustments 1-10.

(Including Lumpkin County Bank)
As of March 31, 2004
(Dollars in thousands)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined						GB&T, SHB and LCB Pro Forma Combined
		Lumpkin County Bank
			Debit		Credit
Assets
Cash and due from banks	$19,984	$1,765	$				$21,749
Interest-bearing deposits in banks	546	37					583
Federal funds sold	17,703	5,878					23,581
Securities available for sale	144,532	4,910		123	123	(6)	149,442
Restricted equity securities	5,047	233					5,280
Loans	829,355	54,510		192		(1)	884,057
Less allowance for loan losses	10,119	693					10,812

Loans, net	819,236	53,817		192	0		873,245

Premises and equipment	29,094	1,306		405		(2)	30,805
Goodwill	42,293	0					42,293
Core deposit intangible	4,572	0		1,528		(4)	6,100
Other assets	23,340	2,513			618	(8)	25,235

Total assets	$1,106,347	$70,459		$2,248	741		$1,178,313

Deposits
Non-interest-bearing deposits	$100,494	$5,233	$				$105,727
Interest-bearing deposits	758,841	56,981			621	(5)	816,443

Total deposits	859,335	62,214		0	621		922,170
Federal funds purchased and securities sold under repurchase agreements	11,973	0					11,973
Federal Home Loan Bank advances	81,395	3,500					84,895
Other borrowings	1,330	0					1,330
Other liabilities	11,003	439			300	(9)	11,742
Subordinated debt	26,307	0					26,307

Total liabilities	991,343	66,153		0	921		1,058,417

Capital stock	83,957	2,564		2,564	4,892	(7)	88,849
Capital surplus	0	2,987		2,987		(7)	0
Retained earnings (deficit)	30,012	(1,325)		0	1,325	(7)	30,012
Accumulated other comprehensive income	1,035	80		80		(6)	1,035

	115,004	4,306		5,631	6,217		119,896

Total liabilities and shareholders' equity	$1,106,347	$70,459		$5,631	7,138		$1,178,313

Shares outstanding	9,358,544	256,365					9,621,318

(1)
Record loans at fair value.

(2)
Record premises and equipment at fair value.

(3)
Record goodwill.

(4)
Record core deposit intangible.

(5)
Record time deposits at fair value.

(6)
Record securities available for sale at fair value.

(7)
Record issuance of capital stock; 262,774 shares × $18.616.

(8)
Record deferred taxes related to purchase adjustments.

(9)
Record acquisition costs.

See pages 20-23 for explanation of adjustments 1-9.

 GB&T Bancshares, Inc. and Subsidiaries Combined with
Southern Heritage Bancorp, Inc. and Subsidiary
Pro Forma Combined Statements of Income

        The following unaudited pro forma combined statements of income have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed statements of income are prepared based on an assumption that 30% of the merger consideration is paid in cash and 70% is exchanged for GB&T common stock. The merger will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Three Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.
	GB&T Bancshares Inc.						Pro Forma Combined
				Debit	Credit
Interest income	$12,842		$1,838	$27		(1)	$14,653
Interest expense	3,956		636	66	183	(2)(3)&(4)	4,475

Net interest income	8,886		1,202	93	183		10,178
Provision for loan losses	284		100	0	0		384

Net interest income after provision for loan losses	8,602		1,102	93	183		9,794

Other income	2,899		209	0	0		3,108

Other expenses	8,348		942	42	0	(5)	9,332

Income before income taxes	3,153		369	135	183		3,570
Income tax expense	923		140	39	22	(6)(7)	1,080

Net income	$2,230		$229	$174	205		$2,490

Basic earnings per share of common stock	$0.26	(8)	$0.26				$0.27

Diluted earnings per share of common stock	$0.26	(8)	$0.23				$0.26

Average shares outstanding (basic)	8,511	(8)	893				9,342

Average shares outstanding (diluted)	8,679	(8)	1,004				9,613

(1)
Record amortization of loan and securities fair value adjustments over the average lives of one and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of $168,000 related to time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $15,000 related to Federal Home Loan Bank advances fair value adjustment over an average life of two years. The average life is based on the actual weighted average lives of the individual advances. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on advances.

(4)
Record interest expense on subordinated debt of $66,000. GB&T will incur subordinated debt to fund the potential 30% cash consideration of the merger. Incurring this debt allows Southern Heritage stockholders the flexibility of requesting cash and/or GB&T stock and will allow GB&T to maintain acceptable regulatory capital ratios. The principal amount of this debt as presented in the pro forma statements will be $6,719,000. The maturity of the debt instrument is 30 years, and the interest rate is the three-month LIBOR rate plus 265 basis points. The company will have the right (subject to prior approval of appropriate regulators) to redeem the securities at par, in whole or in part, on any interest payment date on or after five years from the date of closing. The assumptions used to determine the terms of the proposed debt were the maturity period, the current interest rate (3.94%) and no optional redemption.

(5)
Record amortization of core deposit intangibles over an average life of 10 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(6)
Record amortization of deferred tax of $39,000 over average lives of fair value adjustments.

(7)
Record tax benefit of $22,000 on interest expense on subordinated debt.

(8)
Restated for five-for-four stock split in the form of a stock dividend.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

 Year Ended December 31, 2003
(Dollars in thousands)
(Unaudited)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.
	GB&T Bancshares Inc.						Pro Forma Combined
				Debit	Credit
Interest income	$46,792		$6,586	$108		(1)	$53,270
Interest expense	15,288		2,477	265	732	(2),(3) & (4)	17,298

Net interest income	31,504		4,109	373	732		35,972
Provision for loan losses	1,406		1,206				2,612

Net interest income after provision for loan losses	30,098		2,903	373	732		33,360

Other income	9,928		904				10,832

Other expenses	29,693		3,238	168		(5)	33,099

Income before income taxes	10,333		569	541	732		11,093
Income tax expense	2,608		189	156	90	(6)(7)	2,863

Net income	$7,725		$380	$697	822		$8,230

Basic earnings per share of common stock	$1.06	(8)	$.43				$1.01

Diluted earnings per share of common stock	$1.03	(8)	$.42				$0.99

Average shares outstanding (basic)	7,313	(8)	889				8,139

Average shares outstanding (diluted)	7,469	(8)	902				8,308

(1)
Record amortization of loan and securities fair value adjustments over the average lives of one and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of $672,000 related to time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $60,000 related to Federal Home Loan Bank advances fair value adjustment over an average life of two years. The average life is based on the actual weighted average lives of the individual advances. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on advances.

(4)
Record interest expense on subordinated debt of $265,000. GB&T will incur subordinated debt to fund the potential 30% cash consideration of the merger. Incurring this debt allows Southern Heritage stockholders the flexibility of requesting cash and/or GB&T stock and will allow GB&T to maintain acceptable regulatory capital ratios. The principal amount of this debt as presented in the pro forma statements will be $6,719,000. The maturity of the debt instrument is 30 years, and the interest rate is the three-month LIBOR rate plus 265 basis points. GB&T will have the right (subject to prior approval of appropriate regulators) to redeem the securities at par, in whole or in part, on any interest payment date on or after five years from the date of closing. The assumptions used to determine the terms of the proposed debt were the maturity period, the current interest rate (3.94%) and no optional redemption.

(5)
Record amortization of core deposit intangible over an average life of 10 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(6)
Record amortization of deferred tax of $156,000 over average lives of fair value adjustments.

(7)
Record tax benefit of $90,000 on interest expense on subordinated debt.

(8)
Restated for five-for-four stock split in the form of a stock dividend.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

 GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income

        The following unaudited pro forma combined statements of income have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 30% of the merger consideration is paid in cash and 70% is exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Three Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined					GB&T, SHB And LCB Pro Forma Combined
		Lumpkin County Bank
			Debit	Credit
Interest income	$14,653	$967	$39		(1)	$15,581
Interest expense	4,475	324	0	156	(2)	4,643

Net interest income	10,178	643	39	156		10,938
Provision for loan losses	384	67	0	0		451

Net interest income after provision for loan losses	9,794	576	39	156		10,487

Other income	3,108	119	0	0		3,227

Other expenses	9,332	602	36	0	(3)&(4)	9,970

Income before income taxes	3,570	93	75	156		3,744
Income tax expense (benefits)	1,080	(12)	27	0	(5)	1,095

Net income	$2,490	$105	$102	156		$2,649

Basic earnings per share of common stock	$0.27	$0.41				$0.28

Diluted earnings per share of common stock	$0.26	$0.41				$0.27

Average shares outstanding (basic)	9,342	256				9,604

Average shares outstanding (diluted)	9,613	256				9,875

(1)
Record amortization of loan and securities fair value adjustments over the average lives of 16 months and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $33,000 related to core deposit intangible over an average life of 12 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(4)
Record amortization of $3,000 related to premises and equipment fair value adjustment over an average life of 39 years.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

Year Ended December 31, 2003
(Dollars in thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined					GB&T, SHB And LCB Pro Forma Combined
		Lumpkin County Bank
			Debit	Credit
Interest income	$53,270	$4,362	$156		(1)	$57,476
Interest expense	17,298	1,649		624	(2)	18,323

Net interest income	35,972	2,713	156	624		39,153
Provision for loan losses	2,612	1,632				4,244

Net interest income after provision for loan losses	33,360	1,081	156	624		34,909

Other income	10,832	501				11,333

Other expenses	33,099	3,494	142		(3)&(4)	36,735

Income (loss) before income taxes	11,093	(1,912)	298	624		9,507
Income tax expense (benefits)	2,863	(231)	120		(5)	2,752

Net income (loss)	$8,230	$(1,681)	$418	624		$6,755

Basic earnings (losses) per share of common stock	$1.01	$(6.60)				$0.80

Diluted earnings (losses) per share of common stock	$0.99	$(6.60)				$0.79

Average shares outstanding (basic)	8,139	255				8,400

Average shares outstanding (diluted)	8,308	255				8,569

(1)
Record amortization of loan and securities fair value adjustments over the average lives of 16 months and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $132,000 related to core deposit intangible over an average life of 12 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(4)
Record amortization of $10,000 related to premises and equipment fair value adjustment over an average life of 39 years.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

 GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Lumpkin County Bank Pro Forma Regulatory Capital Ratios

        The following unaudited pro forma regulatory capital ratios have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 30% of the merger consideration is paid in cash and 70% is exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

March 31, 2004
(Dollars in Thousands)

	GB&T Historical	Southern Heritage Historical	Pro Forma Adjustments Debit (Credit)		GB&T and Southern Heritage Pro Forma Combined	Lumpkin County Historical	Pro Forma Adjustments Debit (Credit)		GB&T, Southern Heritage and Lumpkin County Pro Forma Combined
Tier 1 capital ratio			$9,542	(1)			$666	(3)
Tier 1 capital	$80,847	$12,854	(12,232	)(2)	$91,011	$4,226			$95,903
Risk based assets	763,067	108,253			871,320	53,210			924,529

Tier 1 capital/risk-weighted assets	10.60%	11.87%			10.45%	7.94%			10.37%

Total capital ratio			9,542	(1)			666	(3)
Tier 1 capital	80,847	12,854	(12,232	)(2)	91,011	4,226			95,903
Tier 2 capital	9,004	1,115			10,119	665			10,784

	89,851	13,969			101,130	4,891			106,687

Risk based assets	763,067	108,253			871,320	53,210			924,529

Total capital/risk-weighted assets	11.77%	12.90%			11.61%	9.19%			11.54%

Leverage ratio			9,542	(1)			666	(3)
Tier 1 capital	80,847	12,854	(12,232	)(2)	91,011	4,226			95,903
Average assets	928,053	117,263			1,045,316	69,953			1,115,269

Tier 1 capital/average assets	8.71%	10.96%			8.71%	6.04%			8.60%

(1)
In connection with the acquisition of Southern Heritage, GB&T issued additional tier 1 capital of $2,823. For regulatory purposes, certain cumulative preferred securities, or trust preferred securities, are eligible for treatment as tier 1 capital up to 25% of total tier 1 capital. For accounting purposes, trust preferred securities are required to be reported as other liabilities and presented in the pro forma combined balance sheets as subordinated debt. Trust preferred securities eligible for tier 1 capital is $6,719.

(2)
Goodwill is disallowed for the calculation of regulatory capital.

(3)
Capital issued.

 Notes to Pro Forma Combined Financial Statements Reflecting 100% of Merger Consideration Paid in GB&T Common Stock

        The following pro forma condensed consolidated balance sheets as of March 31, 2004 have been prepared assuming the Southern Heritage and Lumpkin County Bank mergers were consummated on March 31, 2004. The pro forma condensed statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004 have been prepared assuming the Southern Heritage and Lumpkin County Bank mergers were consummated on January 1, 2003 and January 1, 2004, respectively.

        The following pro forma condensed consolidated balance sheets as of March 31, 2004 present the acquisition of Southern Heritage assuming 100% of the purchase price is exchanged for GB&T common stock. The following tables present the determination of the purchase price of each merger and the allocation of the purchase price for each merger.

  The Acquisition of Lumpkin County Bank

Purchase Price
Purchase price consideration
Acquisition of common stock with stock (262,774 GB&T shares × $18.616)	$4,892
Acquisition fees and costs	300

$5,192

Allocation of Purchase Price
Historical book value of Lumpkin County Bank	$4,306
Estimated fair value adjustment of loans	192
Estimated fair value adjustment of deposits	(621)
Estimated fair value adjustment of premises and equipment	405
Estimated fair value adjustment of deferred Taxes	(618)
Estimated fair value of core deposit Intangible	1,528
Estimated goodwill	711

$5,192

        The estimated fair value adjustments for loans, deposits, premises and equipment and core deposit intangibles acquired in the business combination are based on an independent valuation. The purchase adjustments will be accreted or amortized over the estimated average remaining lives as presented below, using the straight-line method. Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired in the business combination. Deferred taxes have been calculated on the fair value adjustments for loans, deposits, premises and equipment and core deposit intangible using GB&T's tax rate of 38%. The deferred taxes will be reversed over the average lives of the purchase adjustments.

Accretion/Amortization Period
Fair value adjustment of loans	16 Months
Fair value adjustment of deposits	1 Year
Fair value adjustment of premises and Equipment	39 Years
Fair value of core deposit intangible	12 Years
Fair value adjustment of deferred taxes	Over related lives of assets and liabilities

  The Merger with Southern Heritage

Purchase Price
Purchase price consideration
Acquisition of common stock with stock (1,187,031 GB&T shares × $18.867)	$22,396
Acquisition fees and costs	300

$22,696

Allocation of Purchase Price
Historical book value of Southern Heritage	$9,784
Estimated fair value adjustment of loans	99
Estimated fair value adjustment of deposits	(677)
Estimated fair value adjustment of Federal Home Loan Bank advances	(115)
Estimated fair value adjustment of deferred Taxes	(351)
Estimated fair value of core deposit Intangible	1,724
Estimated goodwill	12,232

$22,696

        The estimated fair value adjustments for loans, deposits, Federal Home Loan Bank advances and core deposit intangibles acquired in the business combination are based on an independent valuation. The purchase adjustments will be accreted or amortized over the estimated average remaining lives as presented below, using the straight-line method. Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired in the business combination. Deferred taxes have been calculated on the fair value adjustments for loans, deposits, Federal Home Loan Bank advances and core deposit intangible using GB&T's tax rate of 38%. The deferred taxes will be reversed over the average lives of the purchase adjustments.

Accretion/Amortization Period
Fair value adjustment of loans	1 Year
Fair value adjustment of deposits	1 Year
Fair value adjustment of Federal Home
Loan Bank advances	2 Years
Fair value of core deposit intangible	10 Years
Fair value adjustment of deferred taxes	Over related lives of assets and liabilities
Goodwill	Evaluated annually for impairment

 GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet

        The following unaudited pro forma combined balance sheets as of March 31, 2004 have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 100% of the shares of Southern Heritage are exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

(GB&T and Southern Heritage Only)
As of March 31, 2004
(Dollars in thousands)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.						GB&T and SHB Pro Forma Combined
	GB&T Bancshares Inc.
				Debit		Credit
Assets
Cash and due from banks	$18,237		$1,747	$					$19,984
Interest-bearing deposits in banks	546		0						546
Federal funds sold	16,306		1,397						17,703
Securities available for sale	137,249		7,283		103		103	(8)	144,532
Restricted equity securities	4,763		284						5,047
Loans	724,282		104,974		99			(1)	829,355
Less allowance for loan losses	9,004		1,115						10,119

Loans, net	715,278		103,859		99		0		819,236

Premises and equipment	25,950		3,144						29,094
Goodwill	30,061		0		12,232			(2)	42,293
Core deposit intangible	2,848		0		1,724			(3)	4,572
Other assets	22,975		716				351	(8)	23,340

Total assets	$974,213		$118,430		$14,158		454		$1,106,347

Liabilities
Deposits
Non-interest-bearing deposits	$86,797		$13,697			$			$100,494
Interest-bearing deposits	671,381		86,783				677	(4)	758,841

Total deposits	758,178		100,480		0		677		859,335
Federal funds purchased and securities sold under repurchase agreements	11,973		0						11,973
Federal Home Loan Bank Advances	77,580		3,700				115	(5)	81,395
Other borrowings	1,330		0				0		1,330
Other liabilities	10,361		342				300	(9)	11,003
Subordinated debt	15,464		4,124						19,588

Total liabilities	874,886		108,646		0		1,092		984,624

Capital stock	68,280		4,467		4,467		22,396	(7)	90,676
Capital surplus	0		4,509		4,509			(7)	0
Retained earnings	30,012		741		741			(7)	30,012
Accumulated other comprehensive income	1,035		67		67			(6)	1,035

	99,327		9,784		9,784		22,396		121,723

Total liabilities and shareholders' equity	$974,213		$118,430		$9,784		23,488		$1,106,347

Shares outstanding	8,527,623	(10)	893,344						9,714,653

(1)
Record loans at fair value.
(2)
Record goodwill.
(3)
Record core deposit intangible.
(4)
Record time deposits at fair value.
(5)
Record Federal Home Loan Bank advances at fair value.
(6)
Record securities available for sale at fair value.
(7)
Record issuance of capital stock; 1,187,031 shares × $18.867.
(8)
Record deferred taxes related to purchase adjustments.
(9)
Record acquisition cost.
(10)
Restated for five-for-four stock split in the form of a stock dividend.

See Pages 33 and 34 for explanation of adjustments 1-9

(Including Lumpkin County Bank)
As of March 31, 2004
(Dollars in thousands)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined						GB&T, SHB and LCB Pro Forma Combined
		Lumpkin County Bank
			Debit		Credit
Assets
Cash and due from banks	$19,984	$1,765	$				$21,749
Interest-bearing deposits in banks	546	37					583
Federal funds sold	17,703	5,878					23,581
Securities available for sale	144,532	4,910		123	123	(6)	149,442
Restricted equity securities	5,047	233					5,280
Loans	829,355	54,510		192		(1)	884,057
Less allowance for loan losses	10,119	693					10,812

Loans, net	819,236	53,817		192	0		873,245

Premises and equipment	29,094	1,306		405		(2)	30,805
Goodwill	42,293	0					42,293
Core deposit intangible	4,572	0		1,528		(4)	6,100
Other assets	23,340	2,513			618	(8)	25,235

Total assets	$1,106,347	$70,459		$2,248	741		$1,178,313

Deposits
Non-interest-bearing deposits	$100,494	$5,233	$				$105,727
Interest-bearing deposits	758,841	56,981			621	(5)	816,443

Total deposits	859,335	62,214		0	621		922,170
Federal funds purchased and securities sold under repurchase agreements	11,973	0					11,973
Federal Home Loan Bank advances	81,395	3,500					84,895
Other borrowings	1,330	0					1,330
Other liabilities	11,003	439			300	(9)	11,742
Subordinated debt	19,588	0					19,588

Total liabilities	984,624	66,153		0	921		1,051,698

Capital stock	90,676	2,564		2,564	4,892	(7)	95,568
Capital surplus	0	2,987		2,987		(7)	0
Retained earnings (deficit)	30,012	(1,325)		0	1,325	(7)	30,012
Accumulated other comprehensive income	1,035	80		80		(6)	1,035

	121,723	4,306		5,631	6,217		126,615

Total liabilities and shareholders' equity	$1,106,347	$70,459		$5,631	8,164		$1,178,313

Shares outstanding	9,714,653	256,365					9,977,427

(1)
Record loans at fair value.
(2)
Record premises and equipment at fair value.
(3)
Record goodwill.
(4)
Record core deposit intangible.
(5)
Record time deposits at fair value.
(6)
Record securities available-for-sale at fair value.
(7)
Record issuance of capital stock; 262,774 shares × $18.616.
(8)
Record deferred taxes related to purchase adjustments.
(9)
Record acquisition costs.

See Pages 33 and 34 for explanation of adjustments 1-9.

 GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary Pro Forma Combined Statements of Income

        The following unaudited pro forma combined statements of income have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed statements of income are prepared based on an assumption that 100% of the shares of Southern Heritage are exchanged for GB&T common stock. The merger will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Three Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.
	GB&T Bancshares Inc.						Pro Forma Combined
				Debit	Credit
Interest income	$12,842		$1,838	$27		(1)	$14,653
Interest expense	3,956		636	0	183	(2)&(3)	4,409

Net interest income	8,886		1,202	27	183		10,244
Provision for loan losses	284		100	0	0		384

Net interest income after provision for loan losses	8,602		1,102	27	183		9,860

Other income	2,899		209	0	0		3,108

Other expenses	8,348		942	42	0	(4)	9,332

Income before income taxes	3,153		369	69	183		3,636
Income tax expense	923		140	39	0	(5)	1,102

Net income	$2,230		$229	$108	183		2,534

Basic earnings per share of common stock	$0.26	(6)	$0.26				$0.26

Diluted earnings per share of common stock	$0.26	(6)	$0.23				$0.25

Average shares outstanding (basic)	8,511	(6)	883				9,698

Average shares outstanding (diluted)	8,679	(6)	1,004				10,013

(1)
Record amortization of loan and securities fair value adjustments over the average lives of one and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of $168,000 related to time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $15,000 related to Federal Home Loan Bank advances fair value adjustment over an average life of two years. The average life is based on the actual weighted average lives of the individual advances. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on advances.

(4)
Record amortization of core deposit intangible over an average life of 10 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

(6)
Restated for five-for-four stock split in the form of a stock dividend.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

Year Ended December 31, 2003
(Dollars in thousands)
(Unaudited)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.
	GB&T Bancshares Inc.						Pro Forma Combined
				Debit	Credit
Interest income	$46,792		$6,586	$108		(1)	$53,270
Interest expense	15,288		2,477		732	(2)&(3)	17,033

Net interest income	31,504		4,109	108	732		36,237
Provision for loan losses	1,406		1,206				2,612

Net interest income after provision for loan losses	30,098		2,903	108	732		33,625

Other income	9,928		904				10,832

Other expenses	29,693		3,238	168		(4)	33,099

Income before income taxes	10,333		569	276	732		11,358
Income tax expense	2,608		189	156		(5)	2,953

Net income	$7,725		$380	$432	732		$8,405

Basic earnings per share of common stock	$1.06	(6)	$.43				$0.99

Diluted earnings per share of common stock	$1.03	(6)	$.42				$0.97

Average shares outstanding (basic)	7,313	(6)	889				8,494

Average shares outstanding (diluted)	7,469	(6)	902				8,667

(1)
Record amortization of loan and securities fair value adjustments over the average lives of one and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of $672,000 related to time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $60,000 related to Federal Home Loan Bank advances fair value adjustment over an average life of two years. The average life is based on the actual weighted average lives of the individual advances. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on advances.

(4)
Record amortization of core deposit intangible over an average life of 10 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

(6)
Restated for five-for-four stock split in the form of a stock dividend.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

 GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income

        The following unaudited pro forma combined statements of income have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 100% of the shares of Southern Heritage are exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Three Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined					GB&T,SHB And LCB Pro Forma Combined
		Lumpkin County Bank
			Debit	Credit
Interest income	$14,653	$967	$39		(1)	$15,581
Interest expense	4,409	324	0	156	(2)	4,577

Net interest income	10,244	643	39	156		11,004
Provision for loan losses	384	67	0	0		451

Net interest income after provision for loan losses	9,860	576	39	156		10,553

Other income	3,108	119	0	0		3,227

Other expenses	9,332	602	36	0	(3)&(4)	9,970

Income before income taxes	3,636	93	75	156		3,810
Income tax expense (benefits)	1,102	(12)	27	0	(5)	1,117

Net income	$2,534	$105	$102	156		$2,693

Basic earnings per share of common stock	$0.26	$0.41				$0.27

Diluted earnings per share of common	$0.25	$0.41				$0.26

Average shares outstanding (basic)	9,698	256				9,960

Average shares outstanding (diluted)	10,013	256				10,275

(1)
Record amortization of loan and securities fair value adjustments over the average lives of 16 months and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $33,000 related to core deposit intangible over an average life of 12 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(4)
Record amortization of $3,000 related to premises and equipment fair value adjustment over an average life of 39 years.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

Year Ended December 31, 2003
(Dollars in thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined					GB&T,SHB And LCB Pro Forma Combined
		Lumpkin County Bank
			Debit	Credit
Interest income	$53,270	$4,362	$156		(1)	$57,476
Interest expense	17,033	1,649		624	(2)	18,058

Net interest income	36,237	2,713	156	624		39,418
Provision for loan losses	2,612	1,632				4,244

Net interest income after provision for loan losses	33,625	1,081	156	624		35,174

Other income	10,832	501				11,333

Other expenses	33,099	3,494	142		(3)&(4)	36,735

Income (loss) before income taxes	11,358	(1,912)	298	624		9,772
Income tax expense (benefits)	2,953	(231)	120		(5)	2,842

Net income (loss)	$8,405	$(1,681)	$418	624		$6,930

Basic earnings (losses) per share of common stock	$0.99	$(6.60)				$0.79

Diluted earnings (losses) per share of common stock	$0.97	$(6.60)				$0.77

Average shares outstanding (basic)	8,494	255				8,755

Average shares outstanding (diluted)	8,667	255				8,928

(1)
Record amortization of loan and securities fair value adjustments over the average lives of 16 months and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $132,000 related to core deposit intangible over an average life of 12 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(4)
Record amortization of $10,000 related to premises and equipment fair value adjustment over an average life of 39 years.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

 GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Regulatory Capital Ratios

        The following unaudited pro forma regulatory capital ratios have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 100% of the shares of Southern Heritage are exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

March 31, 2004
(Dollars in Thousands)

	GB&T Historical	Southern Heritage Historical	Pro Forma Adjustments Debit (Credit)		GB&T and Southern Heritage Pro Forma Combined	Lumpkin County Historical	Pro Forma Adjustments Debit (Credit)		GB&T, Southern Heritage and Lumpkin County Pro Forma Combined
Tier 1 capital ratio			$9,542	(1)			$666	(3)
Tier 1 capital	$80,847	$12,854	(12,232	)(2)	$91,011	$4,226			$95,903
Risk based assets	763,067	108,253			871,320	53,210			924,529

Tier 1 capital/risk-weighted assets	10.60%	11.87%			10.45%	7.94%			10.37%

Total capital ratio			9,542	(1)			666	(3)
Tier 1 capital	80,847	12,854	(12,232	)(2)	91,011	4,226			95,903
Tier 2 capital	9,004	1,115			10,119	665			10,784

	89,851	13,969			101,130	4,891			106,687

Risk based assets	763,067	108,253			871,320	53,210			924,529

Total capital/risk-weighted assets	11.77%	12.90%			11.61%	9.19%			11.54%

Leverage ratio			9,542	(1)			666	(3)
Tier 1 capital	80,847	12,854	(12,232	)(2)	91,011	4,226			95,903
Average assets	928,053	117,263			1,045,316	69,953			1,115,269

Tier 1 capital/average assets	8.71%	10.96%			8.71%	6.04%			8.60%

(1)
In connection with the acquisition of Southern Heritage, GB&T issued additional tier 1 capital of $9,542. For regulatory purposes certain cumulative preferred securities, or trust preferred securities, are eligible for treatment as tier 1 capital up to 25% of total tier 1 capital. For accounting purposes, trust preferred securities are required to be reported as other liabilities and is presented in the pro forma combined balance sheets as subordinated debt.

(2)
Goodwill is disallowed for the calculation of regulatory capital.

(3)
Capital issued.

DETAILS OF THE PROPOSED MERGER

Background and Reasons for the Merger

        The board of directors of Lumpkin County Bank believes that its primary responsibility is to increase shareholder value. Historically, the board of directors achieved this goal through growth and profitable operation. The unexpected losses that Lumpkin County Bank sustained in its loan portfolio with the economic downturn in 2001 and the events of September 11, 2001 caused the Bank to experience negative earnings and placed pressure on the Bank's capital requirements. When Lumpkin County Bank entered into the Memorandum of Understanding with bank regulators on December 16, 2002, one of the key components of the MOU was for the board of Lumpkin County Bank to adopt a plan to raise additional capital of around three million dollars.

        Over the succeeding months as the board of directors of Lumpkin County Bank pondered on how best to raise capital, management proposed that Lumpkin County Bank consider a merger with a larger organization. Such a merger would not only meet the capital requirement of Lumpkin County Bank, but would also offer other advantages, such as increased liquidity for shareholders, operational efficiencies, and additional products and services for our customers.

        Richard Hunt, President and CEO of GB&T, and Randy Harvey, President of Lumpkin County Bank began discussions about the possibilities of a merger between the two organizations in 2000. The discussions never progressed, as Lumpkin County Bank desired to remain independent and increase its market share in Lumpkin County.

        On December 15, 2003, Harvey called Hunt and requested a meeting to see if interest could be renewed. The meeting took place on December 18, 2003 in Harvey's office. Hoyt Robinson, Chairman of the Board of Lumpkin County Bank, also attended the meeting. Robinson and Harvey informed Hunt that Lumpkin County Bank was under capitalized, due primarily to credit losses, and was facing pressures from banking regulators because of the issues surrounding those problems. Lumpkin County Bank was then operating under a Memorandum of Understanding with the Georgia Department of Banking and Finance and the FDIC, which required Lumpkin County Bank to raise additional capital. Harvey and Robinson inquired as to GB&T's level of interest, if any, on a merger as an alternative to raising capital.

        Hunt was interested in the potential opportunity because Lumpkin County is within 20 miles of GB&T's headquarters in Gainesville, Georgia. Lumpkin County is located at the end of Georgia Highway 400, a major four-lane highway to Atlanta, Georgia. Highway 400 is one of the strongest growth corridors in the state of Georgia. Lumpkin County Bank is second in market share in Lumpkin County with a 25% market share as of June 30, 2003. Lumpkin County Bank's market share has grown from about 17% in 2000. Lumpkin County Bank is the only remaining local bank in Lumpkin County. Hunt believed that the merger could become accretive to earnings per share within 18 months if GB&T could adequately identify and control the asset quality issues. Hunt indicated that GB&T was interested in doing further investigation which could possibly lead to a merger.

        During the week of January 12, 2004, GB&T conducted its normal due diligence activities. In addition to the GB&T personnel, an independent loan review consultant assisted with the asset quality portion of the review. It was noted during the due diligence process that the deposit mix of Lumpkin County Bank was almost totally local market deposits. GB&T determined that the major credit problems had been identified and that the loan portfolio problems were manageable.

        On January 19, 2004, Hunt made a presentation to the GB&T Board of Directors in which he reviewed the opportunity. After considerable discussion, the GB&T Board approved making an offer to Lumpkin County Bank contingent on certain quality thresholds for the loan portfolio.

        During the period following January 12, 2004, Lumpkin County Bank's board discussed merger issues with its legal counsel and authorized proceeding with merger negotiations. The parties' legal counsel then began drafting the definitive agreement.

        In the ensuing negotiations, issues were discussed pertaining to the exchange ratio and future status of Lumpkin County Bank's charter, name and board of directors. The parties agreed that the exchange ratio would be .82 shares of GB&T common stock for each share of Lumpkin County Bank common stock and that the Lumpkin County Bank charter would be merged into the charter of GB&T's lead bank, Gainesville Bank & Trust. Lumpkin County Bank would continue to operate under a trade name, Lumpkin County Bank, a division of Gainesville Bank & Trust. Lumpkin County Bank's board would continue for the near future as an advisory board for Lumpkin County. Considerable discussion ensued concerning Lumpkin County Bank employees, specifically those in Lumpkin County Bank's operational area whose jobs would be most affected by the merger. It was determined that there would probably be positions after the merger for most of those employees. Prior to this determination, Hunt met individually with each officer of Lumpkin County Bank and as a group with all the employees of Lumpkin County Bank.

        GB&T presented an offer letter to Lumpkin County Bank on January 20, 2004 setting forth the price structure and conditions to closing. Subsequent to the due diligence review and the above described negotiations, Lumpkin County Bank accepted the offer and a definitive agreement was signed on February 11, 2004. At that time, a press release announcement was made.

Lumpkin County Bank's Reasons for the Merger

        The Lumpkin County Bank board of directors has unanimously approved the merger agreement and determined that the merger is in the best interests of Lumpkin County Bank and its shareholders. The terms of the merger agreement were the result of arms-length negotiations between the representatives of Lumpkin County Bank and GB&T. The board of directors considered, among other matters, the following short- and long-term reasons as material in deciding to approve and recommend the terms of the merger:

  •
  the probable increase in market liquidity for its shareholders, since the shares of Lumpkin County Bank are not publicly traded while those of GB&T are listed on the Nasdaq national market;

  •
  the probable increased ability of the combined institutions to compete in relevant banking and non-banking markets;

  •
  the probable increased efficiency and profitability of Lumpkin County Bank, operating as a division of a larger bank, resulting from economies of scale;

  •
  the advantage to Lumpkin County Bank resulting from the increase in products and services which will be offered by the combined organizations;

  •
  the anticipated compatibility of management and business philosophy and the continued operation of Lumpkin County Bank operating as a community bank division of Gainesville Bank & Trust;

  •
  the fixed nature of the exchange ratio and the possibility that if there is an increase in the market price of GB&T common stock prior to completion of the merger the value to be received by Lumpkin County Bank shareholders would be increased;

  •
  the tax-free basis of the stock consideration to be received by Lumpkin County Bank shareholders;

  •
  the projected positive value of the shares of GB&T offered to the Lumpkin County Bank shareholders in relation to the estimated market value, book value and losses per share of the Lumpkin County Bank common stock;

  •
  the assessment by the board of directors of Lumpkin County Bank that the merger with Gainesville Bank & Trust is the best alternative when compared to its other strategic alternatives to the merger, including remaining an independent bank and merging or consolidating with a bank other than Gainesville Bank & Trust;

  •
  the information regarding historical market prices and information with respect to GB&T common stock, and the financial performance and condition, assets, liabilities, business operations, capital levels and prospects of each of Lumpkin County Bank and GB&T and their superior potential future values as separate entities and on a combined basis as compared to the potential future values of Lumpkin County Bank.

        The board of directors of Lumpkin County Bank also considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including, among other matters, the following:

  •
  the loss of control over the future operations of Lumpkin County Bank following the merger;

  •
  the fixed nature of the exchange ratio and the risk that if there is a decrease in the market price of GB&T common stock before the merger is completed, the value to be received by shareholders of Lumpkin County Bank will be reduced;

  •
  the other risks described in this proxy statement/prospectus under "Risk Factors."

The board of directors does not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger.

        The board of directors of Lumpkin County Bank believes that the merger is in the best interest of Lumpkin County Bank and its shareholders, and each member of the board has agreed to vote such member's shares of Lumpkin County Bank common stock in favor of the merger. LUMPKIN COUNTY BANK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LUMPKIN COUNTY BANK SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        The discussion above of the information and reasons considered by Lumpkin County Bank's board of directors is not intended to be exhaustive, but includes material factors considered by the board. In reaching its determination to approve and recommend the merger, the board did not assign any specific or relative weight to any of the reasons above, and individual directors may have weighed reasons differently.

GB&T's Reasons for the Merger

        The boards of directors of GB&T believes that the size of the combined organization, approximately $1.178 billion in total consolidated assets as of March 31, 2004 (including Southern Heritage), is sufficiently large to take advantage over time of certain economies of scale but is still small enough to maintain the competitive advantages management believes are afforded community-oriented banks over the larger regional and super-regional banks. It has become increasingly apparent to the management of GB&T that in the current regulatory and competitive environment, large organizations with greater economies of scale, including the ability to spread largely fixed regulatory compliance costs over a larger gross income base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than separate smaller organizations such as Lumpkin County Bank or GB&T. Management of GB&T believes that there is a future for community banks in the financial services industry but that community banks will be required to achieve a critical size to maintain above-average economic performance. The board of directors of GB&T also views Lumpkin County Bank as offering attractive markets giving GB&T an opportunity to diversify geographically from its current market areas. The acquisition of Lumpkin County Bank will also be complementary to the acquisition strategy GB&T began in 1999 to develop a necklace of banking institutions beyond the perimeter of Atlanta, Georgia.

The Merger Agreement

        The Agreement and Plan of Reorganization was signed by both parties on February 11, 2004. The material features of the merger agreement are summarized below:

  Effective Date

        The merger agreement provides that the merger will be effective on the date and at the time the Articles of Merger reflecting the proposed merger become effective with the Secretary of State of the State of Georgia. The merger is subject to approval by the Federal Reserve and the DBF. Management of GB&T and Lumpkin County Bank anticipate that the merger will become effective during the third quarter of 2004.

  Terms of the Merger

        Lumpkin County Bank shareholders will receive, for each share of Lumpkin County Bank common stock they own, 1.025 shares of GB&T common stock. If, prior to the closing, the outstanding shares of GB&T common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reverse stock split reclassification, recapitalization, or reduction of capital, the number of shares of GB&T common stock to be delivered in connection with the merger in exchange for a share of Lumpkin County Bank common stock will be proportionately adjusted. Because of these anti-dilution provisions, after the five-for-four stock split that was announced on May 17, 2004, the exchange ration of .82 shares originally set forth in the merger agreement was automatically adjusted to the 1.025 ratio currently in effect.

        GB&T will not issue fractional shares of GB&T common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner of that fractional share interest to vote, to receive dividends, or to exercise any other rights of a shareholder of GB&T with respect to that fractional interest. Instead of issuing any fractional shares of GB&T common stock, GB&T will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $18.78 per share.

        If the merger is completed, shareholders of Lumpkin County Bank will become shareholders of GB&T, and Lumpkin County Bank will be merged with and into Gainesville Bank & Trust, a wholly-owned state bank subsidiary of GB&T. Lumpkin County Bank will cease to exist as a separate entity but will continue to operate as a division of Gainesville Bank & Trust under the trade name "Lumpkin County Bank." Following the merger, Gainesville Bank & Trust will be the resulting bank governed by its articles of incorporation and bylaws, the current board of directors of GB&T will continue to serve as the board of directors of GB&T, and the current board of Gainesville Bank & Trust will continue to serves as the board of directors for the bank.

  Acquisition Proposals

        Prior to the closing of the proposed merger, Lumpkin County Bank and its affiliates may not solicit any proposals for the acquisition of Lumpkin County Bank by any party other than GB&T. Further, except as required by law, Lumpkin County Bank and its affiliates may not negotiate or enter into an agreement for any such transaction, and must notify GB&T if it receives any inquiry or proposal relating to any such transaction.

  Termination and Conditions of Closing

        The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of Lumpkin County Bank and GB&T, but not later than the effective date of the merger:

  •
  by mutual consent of the Board of Directors of Lumpkin County Bank and the Board of Directors of GB&T;

  •
  by either party, if the other party materially breaches any of the representations or warranties or any covenant or agreement it made under the merger agreement which cannot be, or has not been, cured within 30 days after receipt of written notice by the breaching party;

  •
  by either party, if any consent of any regulatory authority that is required for consummation of the merger is not obtained;

  •
  by either party, if the merger is not completed by September 30, 2004, but only if the failure to consummate the merger is not caused by any breach of the Agreement by the party electing to terminate; and

  •
  by either party, if the Lumpkin County Bank shareholders do not approve the merger agreement.

        The following are some of the required conditions of closing:

  •
  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

  •
  the performance of all agreements and conditions required by the merger agreement;

  •
  the delivery of officers' certificates, resolutions, and legal opinions to Lumpkin County Bank and GB&T;

  •
  approval of the merger by Lumpkin County Bank's shareholders;

  •
  approval of Nasdaq listing of the shares of GB&T common stock issuable under the merger;

  •
  receipt of all necessary authorizations of governmental authorities, and the expiration of any regulatory waiting periods;

  •
  effectiveness of the registration statement of GB&T relating to the shares of GB&T common stock to be issued to Lumpkin County Bank shareholders in the merger, of which this document forms a part;

  •
  the receipt by Lumpkin County Bank and GB&T of the opinion of Hulsey, Oliver & Mahar, LLP as to the tax consequences to Lumpkin County Bank shareholders;

  •
  the receipt by Lumpkin County Bank and GB&T of agreements from specified affiliates of Lumpkin County Bank restricting their sale of GB&T common stock after the closing of the merger; and

  •
  the issuance of a certificate of merger by the Secretary of State of Georgia.

  Surrender of Certificates

        Shortly after the effective date of the merger, each holder of Lumpkin County Bank common stock (as of that date) will be required to deliver his or her shares of Lumpkin County Bank common stock to GB&T's exchange agent, Registrar and Transfer Company. After delivering those shares, the holder will receive a stock certificate for the number of shares of GB&T common stock and a cash payment for any fractional interest in GB&T common stock. Until a holder delivers his or her shares of

Lumpkin County Bank common stock to Registrar and Transfer Company, he or she will not receive payment of any dividends or other distributions on shares of GB&T common stock into which his or her shares of Lumpkin County Bank common stock have been converted or interest on the cash payment, and will not receive any notices sent by GB&T to its shareholders with respect to, or to vote, those shares. After delivering the shares to Registrar and Transfer Company, the holder will then be entitled to receive any dividends, other distributions and any cash payment for such shares (without interest), which becomes payable after the merger but prior to the holder's delivery of the certificates to Registrar and Transfer Company.

Required Shareholder Approval

        The holders of at least two-thirds of the outstanding shares of Lumpkin County Bank common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. The merger does not require the approval of GB&T's shareholders.

        On                        , 2004, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of Lumpkin County Bank consisted of 256,365 shares of Lumpkin County Bank common stock, with registered holders of Lumpkin County Bank stock being entitled to one vote per share. Certain executive officers and members of Lumpkin County Bank's Board of Directors, who have entered into agreements with GB&T to vote their shares of Lumpkin County Bank common stock in favor of the merger, own or control 182,334 shares, approximately 71.1% of the outstanding shares, of Lumpkin County Bank common stock.

The Special Meeting and Revocability of Proxies

        The special shareholders' meeting of Lumpkin County at which the merger agreement will be voted on will take place at    :00  .m., local time, August     , 2004, at 111 South Chestatee Street, Dahlonega, Georgia.

        You may revoke your proxy up to and including the day of the meeting by notifying, in writing, or by submitting an executed later-dated proxy to, the Secretary of Lumpkin County prior to the meeting at the following address:

Eddie Wayne, Secretary
111 South Chestatee St.
Dahlonega, Georgia 30533

Expenses

        Each of GB&T and Lumpkin County Bank will pay its costs and expenses in connection with the merger and related transactions, except that each of the parties will pay: (i) one-half of the filing fees paid in connection with the registration of the shares to be issued to Lumpkin County Bank shareholders in connection with the merger and with the applications filed with other regulatory authorities; and (ii) one-half of the costs of printing or copying this proxy statement/prospectus.

        If the merger agreement is terminated due to a breach of that agreement by GB&T or Lumpkin County Bank, the breaching party will pay the non-breaching party the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the proposed merger and related transactions.

Conduct of Business of Lumpkin County Bank Pending Closing

        The merger agreement provides that, pending consummation of the merger, each party will, except with the written consent of the other party:

  •
  operate its business in the usual, regular, and ordinary course;

  •
  preserve intact its business organization and assets;

  •
  maintain its rights and franchises;

  •
  use its reasonable efforts to cause its representations and warranties contained in the merger agreement to be correct at all times; and

  •
  take no action that would reasonably be expected to:

•
adversely affect the ability of either party to obtain any consents required to consummate the merger; or

•
adversely affect, in any material respect, the ability of either party to perform its covenants and agreements regarding the merger.

        The merger agreement provides that, pending consummation of the merger, Lumpkin County Bank will not, except with the written consent of GB&T:

  •
  amend its articles of incorporation, bylaws, or other governing instruments;

  •
  incur, other than in the ordinary course, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000;

  •
  impose or suffer the imposition, on any asset of Lumpkin County Bank of any lien or permit any such lien to exist except under certain circumstances outlined in the merger agreement;

  •
  repurchase, redeem, issue, sell, pledge, encumber, adjust, split, combine, reclassify, or otherwise acquire, exchange, or transfer (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of outstanding stock options), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock, or declare or pay any dividend or make any other distribution in respect of Lumpkin County Bank's capital stock;

  •
  purchase any securities (other than government securities) or make any material investment in any entity or otherwise acquire direct or indirect control over any entity other than in connection with (a) foreclosures in the ordinary course of business, or (b) acquisitions of control in its fiduciary capacity;

  •
  sell, lease, mortgage or otherwise dispose of or encumber any asset having a book value in excess of $25,000, other than in the ordinary course of business;

  •
  grant any increase in compensation or benefits to any of its employees whose annual salary exceeds $35,000, except in accordance with past practice or previously approved by its Board of Directors; pay any severance or termination pay or any bonus other than as provided under written policies or written contracts; enter into or amend any severance agreements with its officers; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to its directors; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

  •
  enter into or amend any employment contract between it and any person (unless such amendment is required by law) that it does not have the unconditional right to terminate without liability;

  •
  adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

  •
  make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

  •
  commence any litigation other than in accordance with past practice, or settle any litigation involving any liability for money damages in excess of $50,000 or which imposes material restrictions upon its operations; or

  •
  except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

        The merger agreement provides that immediately prior to the closing, Lumpkin County Bank will make accruals or create reserves on its books, or make additional provisions to its allowance for loan losses, that GB&T considers necessary, appropriate or desirable in anticipation of the merger, and charge-off loans that GB&T considers to be losses or believes should be charged-off under generally accepted accounting principles, banking regulations or GB&T's loan administration policies and procedures.

        In addition, the merger agreement provides that GB&T will not, pending consummation of the merger, amend its articles of incorporation or bylaws in a manner which is adverse to and discriminates against the holders of Lumpkin County Bank common stock.

Interest of Management in the Transaction

        No director or officer of Lumpkin County Bank, or any of their associates, has any direct or indirect material interest in the merger, except for those persons who own shares of Lumpkin County Bank common stock which will be converted in the merger into GB&T common stock. GB&T and Lumpkin County Bank do not anticipate that the merger will result in any material change in compensation to employees of Lumpkin County Bank. GB&T has agreed in the merger agreement to indemnify each person entitled to indemnification by Lumpkin County Bank for liabilities arising from acts or omissions arising prior to the effective date.

Comparison of the Rights of Lumpkin County Bank and GB&T Shareholders

        Upon completion of the merger, holders of Lumpkin County Bank common stock (other than shareholders dissenting shareholders) will become shareholders of GB&T. GB&T is a Georgia corporation governed by the GBCC, and Lumpkin County Bank is a financial institution governed by the FICG. Differences in shareholder rights arise from differences in the GBCC and the FICG and from the differing provisions of the respective articles of incorporation and bylaws of GB&T and Lumpkin County Bank. The following is a summary of the material differences between the rights of holders of GB&T and Lumpkin County Bank common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the FICG, the GBCC and the articles of incorporation and bylaws of each entity.

  Authorized Shares; Shares Outstanding

        GB&T's articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, no par value, of which 6,749,148 shares were issued and outstanding as of December 31, 2003.

        The Lumpkin County Bank articles of incorporation authorize the issuance of up to 300,000 shares of common stock, par value $10.00 per share, of which 256,365 shares were issued and outstanding as of December 31, 2003.

  Number, Term and Qualification of Directors

        GB&T's bylaws provide that its board of directors shall consist of at least five, but not more than 25, members, the exact number to be determined from time to time by resolution of the board of directors. The number of directors may not be increased or decreased by more than two in any one year. Directors are elected annually and until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

        Lumpkin County Bank's bylaws also provide for a board of directors from five to 25 members and that the board can increase or decrease the number by not more than two directors each year. Directors are elected annually and until their successors are elected and qualified

        GB&T's bylaws provide that the entire board of directors or any individual director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors. GB&T's board of directors may remove a director from office if such director is adjudicated an incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days of his election, accept the office in writing or by attendance at a meeting of the board of directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the board of directors for four consecutive meetings without having been excused by the board of directors.

        Any Lumpkin County Bank director may be removed from office with our without cause upon majority vote of the shareholders at a meeting with respect to which notice of such action is given. The board of directors may remove a director from office for only those causes specified by Georgia law.

  Board of Directors Vacancies

        GB&T's bylaws provide that a vacancy in the board of directors will be filled by the affirmative vote of a majority of the directors remaining in office.

        Vacancies in the Lumpkin County Bank's board of directors may be filled by the remaining directors via majority vote. If not, the vacancy may be filled by the shareholders at a meeting held during the existence of such vacancy.

  Shareholder Meetings

        GB&T's bylaws provide that a special meeting of shareholders may be called by the board of directors or upon written request of the holders of at least 25% of all of the shares of common stock of GB&T entitled to vote in an election of directors.

        Lumpkin County Bank's bylaws allow a special meeting to be called by the chairman of the board, the president, the board of directors, any two or more directors, or holders of no less than 25% of the entire outstanding and capital stock of the Bank.

  Voting Rights

        GB&T's bylaws do not provide for cumulative voting in the election of directors. GB&T's bylaws provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote of shareholders. The GBCC provides that the affirmative vote of the holders of a majority of the outstanding shares of GB&T common stock is required to approve a merger, consolidation or voluntary dissolution of GB&T. The affirmative vote of the holders of a majority of the outstanding shares of GB&T Common Stock is required for the sale of substantially all the assets of GB&T.

        Lumpkin County Bank's bylaws do not provide for cumulative voting in the election of directors. Lumpkin County Bank's bylaws provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote of shareholders. The FICG provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of Lumpkin County Bank common stock is required to approve a merger, consolidation or voluntary dissolution of Lumpkin County Bank. The affirmative vote of the holders of two-thirds of the outstanding shares of Lumpkin County Bank Common Stock is required for the sale of substantially all the assets of Lumpkin County Bank.

  Dividend Restrictions

        Payment of dividends on GB&T common stock is subject to the GBCC, which provides that dividends may be paid in cash, property or stock unless GB&T is insolvent or the dividend payment would render it insolvent. In addition, following the FICG provisions governing dividend payments, GB&T's bylaws provide that dividends may be paid only out of the retained earnings of GB&T, only when GB&T meets the paid-in capital and/or appropriated net earnings requirements of the FICG, and only in compliance with the regulations of the DBF regarding payment of dividends.

        The payment of dividends on Lumpkin County Bank common stock is subject to the FICG and the regulations of the DBF promulgated thereunder which, among other things, provides that Lumpkin County Bank may pay dividends on Lumpkin County Bank common stock in cash, property or its own shares, except when the payment would render Lumpkin County Bank insolvent. In accordance with FICG provisions governing dividend payments, Lumpkin County Bank's bylaws further provide that dividends may only be paid out of the retained earnings of Lumpkin County Bank, only when Lumpkin County Bank meets the paid-in capital and/or appropriated net earnings requirements of the FICG, and only in compliance with the regulations of the DBF regarding payment of dividends.

  Indemnification of Directors and Officers

        GB&T's bylaws provide that GB&T shall indemnify any person, his heirs, executors, or administrators, for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he is made a party by reason of his having been a director, trustee, officer, employee or agent of GB&T or by serving at the request of GB&T as a director, trustee, officer, employee, or agent of another entity. However, GB&T may not indemnify any such person in relation to any matter in an action, suit or proceeding in which he has been finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to GB&T or such other entity. Additionally, GB&T may not indemnify any such person in relation to any matter in such action, suit or proceeding which has been the subject of a compromise settlement unless the indemnification is approved by a court of competent jurisdiction, the shareholders holding a majority of the outstanding GB&T stock or a majority of the board of directors then in office, excluding any directors who are party to the same or substantially the same action, suit or proceeding.

        GB&T's bylaws provide that the company may advance expenses incurred by its directors, trustees, officers, employees or agents in defending an action, suit or proceeding covered under its indemnification provisions if authorized by the board of directors. However, such payment will be made only if the company receives an undertaking by or on behalf of the director, trustees, officer, employee or agents to repay all amounts advanced unless it is ultimately determined that he is entitled to be indemnified by the company.

        Lumpkin County Bank's bylaws contain identical indemnification provisions, but do not provide any advanced expense provisions like those found in GB&T's bylaws. Lumpkin County Bank may, however, upon the affirmative vote of a majority of its directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees.

  Preemptive Rights Provisions

        GB&T's articles of incorporation provide for preemptive rights in accordance with requirements of the GBCC. Each holder of GB&T common stock shall have a preemptive right to acquire proportional amounts of the company's unissued or treasury shares upon the decision of the board of directors to issue them; provided, however, that such preemptive right does not exist in certain circumstances, including shares issued as a share dividend, fractional shares, shares issued to effect a merger or share exchange, shares issued as compensation (including shares issued to satisfy conversion or option rights) to directors, officers, agents, or employees of the company, its subsidiaries, or affiliates upon terms and conditions approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote on the issuance of additional shares, shares authorized in the articles of incorporation that are issued within one year from the effective date of incorporation, shares issued under a plan of reorganization, shares sold otherwise than for money, or shares released by waiver from their preemptive right by the affirmative vote or written consent of the holders of two-thirds of the shares of the class to be issued.

        Under the FICG, shareholders of Lumpkin County Bank are entitled to a preemptive right to purchase, subscribe for or otherwise acquire any new or additional shares of stock of Lumpkin County Bank in proportion to their current holdings; provided however, that such preemptive right does not exist in certain circumstances, including shares issued as a share dividend, fractional shares, shares issued under share plans, shares issued in connection with the acquisition of substantially all of the assets of another bank or trust company, shares released by waiver from their preemptive right by the affirmative vote or written consent of the holders of at least two-thirds of the shares of the class to be issued.

Dividends

        GB&T paid aggregate cash dividends of $.36 per share in 2003, $.34 per share in 2002, $.29 per share in 2001, $.24 per share in 2000 and $.20 per share in 1999. GB&T paid dividends of $.09 and $.095 per share on January 31, 2004 and April 29, 2004, respectively. On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004. Although GB&T intends to continue paying cash dividends following the merger, GB&T cannot guarantee that it will be able to make dividend payments in the future. The amount and frequency of any cash dividends will be determined by GB&T's board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T. Additionally, GB&T's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

        Lumpkin County Bank paid aggregate cash dividends of $.35 per share in 2003, although no dividends were paid for the fourth quarter of 2003, and $.49 per share 2002. In addition, Lumpkin County Bank declared a three-for-one stock split in 2003.

        Whether the Lumpkin County Bank shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policy of GB&T and Lumpkin County Bank will depend upon each company's respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

        The transaction will be accounted for by GB&T as a purchase in accordance with generally accepted accounting principles. The reported results of operations of GB&T will include the results of Lumpkin County Bank from and after the closing date of the transaction. The assets, including intangible assets, and liabilities of Lumpkin County Bank will be recorded at their fair values as of the closing date of the transaction. Any excess of the purchase consideration over the fair values of the assets and liabilities of Lumpkin County Bank will be recorded as goodwill, an intangible asset.

Resales of GB&T Stock by Directors and Officers of Lumpkin County Bank

        Although GB&T has registered the GB&T common stock to be issued in the merger under the Securities Act, the former directors, officers, and shareholders of Lumpkin County Bank who are deemed to be affiliates of GB&T may not resell the GB&T common stock received by them unless those sales are made under an effective registration statement under the Securities Act, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of GB&T common stock or other equity securities of GB&T that those persons may sell during any three month period, and require that certain current public information with respect to GB&T be available and that the GB&T common stock be sold in a brokers transaction or directly to a market maker in GB&T common stock.

Regulatory Approvals

        Bank holding companies, such as GB&T, and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Report on Form 10-K of GB&T which is incorporated by reference by this proxy statement/prospectus.

        The transaction is subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

        The merger is subject to approval by the Federal Reserve under the Bank Holding Company Act. In considering the approval of such a transaction, this Act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the transaction would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve determines that there are anti-competitive consequences to the transaction, it will not approve the transaction unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

        The merger is subject to approval of the FDIC under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve any merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the merger in any section of the country may be to substantially lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the community, including low-and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank merger and an opportunity for the public to comment on the applications in writing and to request a hearing.

        GB&T also must obtain the prior approval of the merger from the DBF under the bank holding company act provisions of the FICG. In evaluating the transaction, the DBF will consider the effect of the transaction upon competition, the convenience and needs of the community to be served, the financial history of the acquiring holding company and the bank to be acquired, the condition of the acquiring holding company and the bank to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the transaction and the equitable treatment of minority shareholders of the bank to be acquired. The DBF's review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Lumpkin County Bank. Further, no shareholder should construe an approval of the application by the DBF to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal, including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

        GB&T received the approval of the DBF on April 1, 2004 and the approval of the FDIC on April 12, 2004.

Rights of Dissenting Shareholders

  GB&T Shareholders

        GB&T shareholders are not entitled to dissenters' rights under the GBCC in connection with the merger.

  Lumpkin County Bank Shareholders

        Lumpkin County Bank is a financial institution organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers certain rights upon shareholders of financial institutions organized under its laws to demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These rights of shareholders are referred to in this proxy statement/prospectus as "dissenters' rights."

        Under Section 7-1-537 of the FIGC, if the merger is completed, a Lumpkin County Bank shareholder who dissents from the merger, and who complies with the provisions of Article 13 of the GBCC, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder's shares of Lumpkin County Bank common stock.

        A dissenting shareholder of Lumpkin County Bank must exercise his or her dissenters' rights with respect to all of the shares he or she owns, except for those shares registered in the dissenting shareholder's name but beneficially owned by another person. If a dissenting shareholder of Lumpkin County Bank has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters' rights for less than all of the shares registered in his or her name, but only if he or she notifies Lumpkin County Bank in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the GBCC, Georgia law provides that the fair value of a dissenting Lumpkin County Bank shareholder's common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

        A Lumpkin County Bank shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of Lumpkin County Bank common stock in accordance with the requirements of the GBCC must:

  •
  deliver to Lumpkin County Bank, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if the merger is completed; and

  •
  not vote his or her shares in favor of the merger agreement.

        A Lumpkin County Bank shareholder does not have to vote against the merger, or even vote at all in order to exercise dissenters' rights but will forfeit the right to dissent by voting in favor of the merger.

        A filing of the written notice of intent to dissent with respect to the merger should be sent to: Lee Brantley, Secretary, Lumpkin County Bank, 111 South Chestatee Street, Dahlonega, Georgia 30180. A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the GBCC. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of the conditions listed above.

        Within ten days after the vote of merger is completed, Lumpkin County Bank will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters' notice that:

  •
  states where the dissenting shareholder is to send his or her payment demand, and where the certificates for the dissenting shareholder's shares, if any, are to be deposited;

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  informs holders of uncertificated shares of Lumpkin County Bank common stock to what extent transfer of the shares will be restricted after the payment demand is received;

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  sets a date by which Lumpkin County Bank must receive the dissenting shareholder's payment demand; and

  •
  is accompanied by a copy of Article 13 of the GBCC.

        Following receipt of the dissenters' notice, each dissenting Lumpkin County Bank shareholder must deposit his or her Lumpkin County Bank share certificates and demand payment from Lumpkin County Bank in accordance with the terms of the dissenters' notice. A dissenting shareholder who does not deposit his or her share certificates and demand payment from Lumpkin County Bank by the date set forth in the dissenters' notice will forfeit his or her right to payment under Article 13 of the GBCC.

        Within ten days after the later of the date that the merger is completed, or the date on which Lumpkin County Bank receives a payment demand, Lumpkin County Bank will send a written offer to each shareholder who complied with the provisions set forth in the dissenters' notice to pay each such shareholder an amount that Lumpkin County Bank estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

  •
  Lumpkin County Bank's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  •
  an explanation of how any interest was calculated;

  •
  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and

  •
  a copy of Article 13 of the GBCC.

        If the dissenting shareholder chooses to accept Lumpkin County Bank's offer of payment, he or she must do so by written notice to Lumpkin County Bank within 30 days after receipt of Lumpkin County Bank's offer of payment. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. Lumpkin County Bank must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Lumpkin County Bank common stock.

        If within 30 days after Lumpkin County Bank offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due on that fair value amount and demands payment of his or her own estimate of the fair value of the shares and interest due, then Lumpkin County Bank, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Lumpkin County, Georgia, requesting that the fair value of those shares be determined. Lumpkin County Bank must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Lumpkin County Bank does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

        Lumpkin County Bank urges its shareholders to read all of the dissenter's rights provisions of the GBCC, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

        Lumpkin County Bank has received an opinion from GB&T's counsel, Hulsey, Oliver & Mahar, LLP, to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  •
  The merger of Lumpkin County Bank into GB&T and the issuance of shares of GB&T common stock, as described in this proxy statement/prospectus and in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

  •
  Holders of Lumpkin County Bank common stock will not recognize any gain or loss upon the exchange of that stock for GB&T common stock as a result of the merger;

  •
  Holders of Lumpkin County Bank common stock will recognize gain or loss under Section 302 of the Internal Revenue Code upon their receipt of cash instead of GB&T common stock or fractional shares of GB&T common stock and upon their receipt of cash in connection with their exercise of dissenter's rights;

  •
  Lumpkin County Bank will not recognize any gain or loss as a result of the merger;

  •
  The aggregate tax basis of the GB&T common stock received by shareholders of Lumpkin County Bank under the merger will be the same as the tax basis of the shares of Lumpkin County Bank common stock exchanged therefor, decreased by any portion of that tax basis allocated to the fractional shares of GB&T common stock that are treated as redeemed by GB&T; and

  •
  The holding period of the shares of GB&T common stock received by the shareholders of Lumpkin County Bank will include the holding period of the shares of Lumpkin County Bank common stock exchanged therefor, provided that the Lumpkin County Bank common stock is held as a capital asset on the date of completion of the merger.

        No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger and there are no assurances that the Internal Revenue Service will concur with the positions set forth in the tax opinion set forth above.

        The tax opinion set forth above and the preceding discussion relate to the material Federal income tax consequences of the merger to Lumpkin County Bank shareholders. Lumpkin County Bank shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

INFORMATION ABOUT GB&T

General

        GB&T was incorporated under the laws of the State of Georgia in 1997. All of GB&T's activities are currently conducted through its wholly-owned subsidiaries, Gainesville Bank & Trust, which was organized as a Georgia banking corporation in 1987; United Bank & Trust Company, which was acquired as a result of a merger with UB&T Financial Services Corporation in March 2000; Community Trust Bank, which was acquired as a result of a merger with its holding company, Community Trust Financial Services Corporation, on June 30, 2001; HomeTown Bank of Villa Rica, which was acquired as a result of a business combination on November 30, 2002; First National Bank of the South, which was acquired as a result of a merger with its holding company, Baldwin Bancshares on August 31, 2003; Community Loan Company, which was organized as a consumer finance company in 1995; and GB&T Bancshares, Inc. Statutory Trust I, a wholly owned grantor trust owning subordinated debentures carrying the same rate of interest as the trust preferred securities issued to finance the investment in such debentures.

        At December 31, 2003, GB&T had total consolidated assets of approximately $944 million, total loans of approximately $710 million, total deposits of approximately $729 million, and shareholders' equity of approximately $97 million. At March 31, 2004, GB&T had total consolidated assets of approximately $974 million, total consolidated deposits of approximately $758 million, total consolidated loans of approximately $724 million, and total consolidated shareholders' equity of approximately $99 million. GB&T had net income for the three months ended March 31, 2004 of $2.2 million, or $.32 per diluted share, compared to $1.7 million, or $.31 per diluted share for the three months ended March 31, 2003.

Available Information

        Financial information, information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to GB&T, are set forth in GB&T's Form 10-K for the year ended December 31, 2003, its form 10-Q for the three months ended March 31, 2004, and other filings with the SEC, which are incorporated into this document by reference. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 70.

Recent Developments

        GB&T has agreed to merge with Southern Heritage, and its subsidiary, Southern Heritage Bank, in exchange for an aggregate of approximately $22.4 million of GB&T common stock and cash. As such, we have provided for your information certain pro forma financial disclosures set forth in this proxy statement/prospectus contemplate the merger with Southern Heritage having been consummated. However, consummation of the merger with Southern Heritage remains subject to the fulfillment of a number of conditions, including Southern Heritage shareholder approval. No assurance can be given that such conditions will be fulfilled or that the acquisition of Southern Heritage will be consummated, and the occurrence or non-occurrence of the Southern Heritage merger will not affect whether GB&T's acquisition of Lumpkin County Bank will be completed. At March 31, 2004, Southern Heritage had total assets of approximately $118 million and shareholders' equity of approximately $9.8 million, and for the three months ended March 31, 2004 reported net income of approximately $229,000, or $.23 per diluted share, compared to $175,000, or $.19 per diluted share, for the three months ended March 31, 2003.

        On May 17, 2004, GB&T announced a five-for-four stock split in the form of a dividend which will be payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004.

Description of Securities

        The following is a summary of material provisions of GB&T's common stock:

        General.    The authorized capital stock of GB&T currently consists of 20,000,000 shares of common stock, no par value. As of March 31, 2004, 6,794,148 shares of common stock were issued and outstanding. Additionally, as of June 6, 2004, there were exercisable options to acquire 473,148 shares of GB&T common stock.

        Common Stock.    All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. All shares of GB&T common stock are entitled to share equally in any dividends that GB&T's Board of Directors may declare on GB&T common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of GB&T's Board of Directors. Upon liquidation, holders of GB&T common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of GB&T, all assets of GB&T available for distribution, in cash or in kind. GB&T's Articles of Incorporation grant preemptive rights to the holders of GB&T common stock.

        The outstanding shares of GB&T common stock are, and the shares of GB&T common stock to be issued by GB&T in connection with the merger will be, duly authorized, validly issued, fully paid and nonassessable.

        Transfer Agent and Registrar.    The Transfer Agent and Registrar for GB&T's common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 67616-3672.

Supervision and Regulation

        GB&T is subject to extensive federal and state banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of its operations. These laws and regulations are generally intended to protect depositors, not shareholders. GB&T cannot predict the effect that fiscal or monetary policies, or new federal or state legislation may have on its business and earnings in the future. A summary of the statutory and regulatory provisions is set forth in GB&T's 10-K for the year ended December 31, 2003, which is incorporated by reference into proxy statement/prospectus.

INFORMATION ABOUT
LUMPKIN COUNTY BANK

General

        Lumpkin County Bank is a Georgia state-chartered bank. The bank was chartered on May 6, 1981.

        The bank operates out of two full-service locations. It has maintained an office at 111 South Chestatee Street in Dahlonega, Georgia since opening for business. In 1996 it opened a full-service branch at the intersection of Georgia highways 400 and 60, 5458 South Chestatee Street, also in Dahlonega. The bank operates a full-service commercial banking business and provides a wide range of banking services from those locations, including checking and savings accounts, a broad range of certificates of deposit, and agricultural, consumer, commercial and real estate loans, safe deposit boxes, credit cards, night depositories and 24-hour automated teller machines. As of December 31, 2003, Lumpkin County Bank had 22 employees on a full-time basis and 3 employees on a part-time basis. The bank's customers reside mainly in Lumpkin County. No trust services are offered.

        As of March 31, 2003 Lumpkin County Bank had assets of approximately $71.0 million, total deposits of approximately $62.2 million, total loans of approximately $54.5 million and shareholders' equity of approximately $4.2 million. Lumpkin County Bank had a net loss for the year ended December 31, 2003 of $1.681 million, or $6.60 per diluted share, compared to net income of $246,000, or $.94 per diluted share for the year ended December 31, 2002, and for the three months ended March 31, 2004, Lumpkin County Bank reported net income of approximately $105,000, or .41 per diluted share, compared to $133,000, or $.51 per diluted share, for the three months ended March 31, 2003.

Competition and Market Risk

        Lumpkin County Bank competes actively with national and state chartered banks and credit unions for loans and deposits. The bank considers itself a community bank and actively promotes the economic development of Lumpkin County and the city of Dahlonega. Management of the bank has always believed that competitive pricing, personalized service and community involvement provide it with methods to effectively compete in the Lumpkin County area.

Supervision and Regulation

        General.    Lumpkin County Bank operates as a bank chartered under the laws of the State of Georgia and is subject to examination by DBF and the FDIC. Deposits in the bank are insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The DBF regulates or monitors all areas of the bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records and adequacy of staff training to carry on safe lending and deposit gathering practices. The DBF requires the bank to maintain certain capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises and furniture and fixtures.

        Memorandum of Understanding.    On December 16, 2002, Lumpkin County Bank entered into a Memorandum of Understanding, or "MOU", with the DBF and the FDIC. A memorandum of understanding is an agreement used by bank regulators to gain a commitment from a bank to take certain steps to eliminate problems within that bank. The MOU was reached with Lumpkin County Bank after an examination conducted by the FDIC as of October 28, 2002 and the "Report" issued thereafter.

        The material provisions of the MOU require Lumpkin County Bank to:

  •
  write off certain assets classified as "Loss" in the Report;

  •
  write down certain other assets classified as "Substandard" in the Report;

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  extend no further credit to debtors of the bank with classified loans;

  •
  take corrective steps to eliminate technical exceptions with its loans, reassess the bank's loan policy, and take steps to correct present violations of law reflected in the report and prevent re-occurrences;

  •
  develop a Capital Improvement Plan and submit for approval to the regulators in order to restore adequate capital levels for the bank;

  •
  prepare and submit for approval a comprehensive budget addressing issues reflected in the Report;

  •
  reassess management structure, staffing requirements and job descriptions; and

  •
  pay no dividends without prior approval of bank regulators (because of Lumpkin County Bank's capital position, regulators do not want the bank to pay any dividends without their first having the opportunity to reassess the capital position).

        The MOU further identifies requirements and time limits for quarterly progress reports. Since the MOU was executed, Lumpkin County Bank has made all quarterly progress reports on time, the most recent being dated April 13, 2004. Lumpkin County Bank is and has been in continuous compliance with the terms of the MOU and has received no further citations from either the DBF or the FDIC.

        Lumpkin County Bank's failure to comply with the terms of the MOU could have serious consequences leading to the potential issuance of a cease and desist order, or ultimately a takeover by the bank regulators, which could mean substantial, if not total, loss to Lumpkin County Bank shareholders. GB&T's commitment to close the acquisition of Lumpkin County Bank is conditioned upon a cease and desist order not being issued against Lumpkin County Bank prior to the merger.

        Federal Deposit Insurance Corporation Improvement Act.    Under the Federal Deposit Insurance Corporation Improvement Act, or "FDICIA", all insured institutions must undergo periodic on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate, as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

        Payment of Dividends.    There are statutory and regulatory limitations on the payment of dividends by the bank to its shareholders.

        If, in the opinion of the FDIC, the bank were engaged in or about to engage in an unsafe or unsound practice the FDIC may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking regulators have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be unsafe and unsound banking practice. Under FDICIA, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal banking regulators have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The payment of dividends by the bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

        Georgia law provides additional restrictions on the payment of dividends by the bank. We must have the approval of the DBF to pay cash dividends, unless at the time of such payment:

  •
  the total classified assets at the most recent examination of the bank do not exceed 80% of tier 1 capital plus allowance for loan losses as reflected at such examination;

  •
  the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes, but before dividends, for the previous calendar year;

  •
  the ratio of tier 1 capital to adjusted total assets will not be less than 6%; and

  •
  paid-in capital and appropriated retained earnings equal at lest 20% of capital stock.

As a consequence, the bank currently would be unable to pay dividends without first obtaining DBF approval.

        Capital Adequacy.    The bank is required to comply with the capital adequacy standards established by the FDIC. The FDIC has established two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank must satisfy all applicable capital standards to be considered in compliance.

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

        The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, or "tier 1 capital." The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves, or "tier 2 capital."

        In addition, the FDIC has established minimum leverage ratio guidelines for banks. These guidelines provide for a minimum ratio of tier 1 capital to average assets, less goodwill and certain other intangible assets, of 3% for banks that meet certain specified criteria, including having the highest regulatory rating. All other banks generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that banks experiencing internal growth, as we expect will be the case for the bank, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the FDIC has indicated that it will consider a bank's tier 1 capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

        Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described above, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

        USA Patriot Act of 2001.    In October 2001, the USA Patriot Act of 2001, or the "Patriot Act", was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington, D.C. that occurred on September 11, 2001. The Patriot Act impacts financial institutions in particular through its anti-money laundering and financial transparency laws. The Patriot Act establishes regulations which, among others, set standards for identifying customers who open an account and promoting cooperation with law enforcement agencies and regulators in order to effectively identify parties that may be associated with, or involved in, terrorist activities or money laundering.

        Georgia Fair Lending Act.    The Georgia Fair Lending Act, or the "GFLA", became effective on October 1, 2002, and establishes a number of prohibitions for loans that are "covered" by the statute. Generally, a loan is "covered" by the GFLA if it has an annual interest rate that exceeds the prime rate or comparable yield on treasury securities by an amount specified by the statute or if its points and fees exceed a specified percentage of the total loan amount. The GFLA has a broad definition of points and fees. Any creditor who violates the GFLA may be liable to the borrower for actual damages; statutory damages equal to two times the interest paid under the loan; forfeiture of interest; punitive damages; costs; and/or reasonable attorney's fees. For any violation for which statutory damages may be awarded, the GFLA provides the borrower with a right of rescission.

        The GFLA is a controversial law because of provisions such as those creating potential liability for assignees and holders of "covered" loans. As a result, the GFLA was amended by the Georgia legislature in February 2003 in an effort to address a number of those provisions. On July 31, 2003, the OCC issued a Preemption Determination and Order declaring most of the GFLA preempted by federal law and, therefore, inapplicable to nationally chartered banks. The DBF issued a complying Declaratory Ruling on August 5, 2003. The order purported to preempt all of the GFLA, and even though there may be several parts of the GFLA that remain effective as to national banks, those non-preempted parts are likely inapplicable or moot due to the articulated preemption of most other operative parts of the GFLA. The preemption-parity provisions of the GFLA level the playing field for state-chartered banks in that aspects of GFLA preempted by federal law become inapplicable to state-chartered as well as nationally-chartered banks

Market for Lumpkin County Bank Common Stock

        Lumpkin County Bank common stock is not listed for quotation on any stock exchange. There is no active market for shares of Lumpkin County Bank common stock, although management of Lumpkin County Bank is from time to time made aware of transactions in its common stock. According to such information as has been made available to management, 1,000 shares were sold in July 2003 for $60,00 per share. Management is also aware of shares trading prior to July 2003 in the range of $50.00 to $60.00 per share. Management of Lumpkin County Bank is not aware of any transfers of the shares of its common stock since December 31, 2003. Lumpkin County Bank paid aggregate cash dividends of $.35 per share in 2003, although no dividends were paid for the fourth quarter of 2003, and $.49 per share 2002. In addition, Lumpkin County Bank declared a three-for-one stock split in 2003.

Beneficial Ownership of Securities

        Principal Shareholders.    As of April 21, 2004, there are no persons known to management of Lumpkin County Bank that beneficially own more than 5% of the outstanding shares of Lumpkin County Bank common stock other than as set forth in the table under the sub-heading "Management" below.

        Management.    The following table describes the beneficial ownership of Lumpkin County Bank common stock as of April 21, 2004, by Lumpkin County Bank's current directors and Chief Executive Officer, individually and by all Lumpkin County Bank's current directors and executive officers as a group.

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage of class(2)
Norman Adams P.O. Box 98 Dahlonega, GA 30533	17,601		6.9
Tony Anderson P.O. Box 968 Dahlonega, GA 30533	15,420		6.0
Hubert Bailey P.O. Box 7 Dawsonville, GA 30534	6,000		2.3
M. Randy Harvey P.O. Box 473 Dahlonega, GA 30533	33		*
Hoyt Robinson 736 Robinson Road Dahlonega, GA 30533	14,982	(3)	5.8
Haywood O'Kelley 269 Barnes Mill Road Murrayville, GA 30564	6,000		2.3
Jack Heard P.O. Box 286 Cumming, GA 30130	122,544	(4)	47.8%
Eddie Wayne 200 Hyalite Road W Dahlonega, GA 30533	90	(5)	*
All Directors and Executive Officers as a Group	182,334		71.1

*
Represents less than 1% of Southern Heritage common stock

(1)
Except as otherwise indicated, the parties named in the above table have sole voting and investment power with respect to all shares of Lumpkin County Bank common stock shown as beneficially owned by them. Information as to beneficial ownership of Lumpkin County Bank common stock has been furnished by the respective persons listed in the above table.

(2)
"Percentage of class" reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock.

(3)
Includes 336 shares owned by Mr. Robinson's daughters, over which he exercises control.

(4)
Includes 118,002 shares owned by Heard Family Limited Partnership II, over which he exercises control.

(5)
Includes 15 shares owned jointly by Mr. Wayne and his wife and 75 shares owned by his wife, over which he exercises control.

Certain Transactions

        Lumpkin County Bank extends loans from time to time to certain of its directors and executive officers and their associates and members of the immediate families. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with Lumpkin County Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Office Properties

        Lumpkin County Bank's two offices are located in Dahlonega, Georgia. On December 31, 2003, Lumpkin County Bank's investment in premises and banking equipment (cost less accumulated depreciation) was approximately $1,312,941.

        The following table sets for the information relating to Lumpkin County Bank's properties as of December 31, 2003, including the net book value of real estate and buildings owned by Lumpkin County Bank.

Location	Owned/Leased	Date Opened	Net Book Value at December 31, 2003
Main Office 111 South Chestatee Street Dahlonega, Georgia 30533	Owned	1982	$456,626.43
Branch Office 5458 South Chestatee Street Dahlonega, Georgia 30533	Owned	1996	$416,024.03
Total			$872,650.46

Legal Proceedings

        Lumpkin County Bank may become a party to various legal proceedings arising from the normal course of business. As of March 31, 2004, there were no material pending legal proceedings to which Lumpkin County Bank was a party or of which any of its properties was a subject.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        No executive officer or director of GB&T or Lumpkin County Bank has any substantial interest in any matter in the proposed merger other than as discussed above under the heading "Details of the Proposed Merger—Interest of Management in the Transaction," at page 53.

LEGAL MATTERS

        Hulsey, Oliver & Mahar, LLP, counsel to GB&T, has delivered an opinion as to: (i) the legality of the GB&T common stock to be issued in connection with the merger; and (ii) the income tax consequences of the merger. As of the date of this proxy statement/prospectus, members of Hulsey, Oliver & Mahar, LLP own an aggregate of 105,486 shares of GB&T common stock and Samuel L. Oliver, a partner, is Vice Chairman of the Board of Directors of GB&T.

        Thompson, O'Brien, Kemp and Nasuti has acted as counsel to Lumpkin County Bank in connection with certain legal matters relating to the proposed merger.

EXPERTS

        The audited consolidated financial statements of GB&T and its subsidiaries included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

OTHER MATTERS

        Management of Lumpkin County Bank knows of no other matters which may be brought before the special shareholders' meetings. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

        GB&T is subject to the informational requirements of the Securities Exchange Act of 1934, which means that GB&T is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

        GB&T has filed a registration statement on Form S-4 to register the GB&T common stock to be issued to the Lumpkin County shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GB&T in addition to being a proxy statement of Southern Heritage for the special meeting of Lumpkin County shareholders to be held on August    , 2004, as described in this proxy statement/prospectus. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

        Southern Heritage is subject to the informational requirements of the Securities Exchange Act of 1934, which means that Southern Heritage is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows GB&T to incorporate by reference certain information into this document, which means that GB&T can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

        This document incorporates by reference the documents set forth below that GB&T has previously filed with the SEC. These documents contain important information about GB&T and its respective businesses:

GB&T Filings (File No. 000-24203)

  •
  GB&T's Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  GB&T's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

  •
  GB&T's Current Reports on Form 8-K dated January 30, 2004, April 23, 2004 and May 19, 2004 (excluding the portion furnished under Item 12, Results of Operations and Financial Condition).

        GB&T also incorporates by reference additional documents that may be filed with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and prior to the special meeting are also incorporated by reference into this proxy statement/prospectus.

        All information concerning GB&T and its subsidiaries has been furnished by GB&T, and all information concerning Lumpkin County has been furnished by Lumpkin County. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making your decision to vote on the merger. We have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus.

        This proxy statement/prospectus is dated July    , 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of GB&T common stock in the merger shall create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in information set forth or incorporated in this document by reference or in the affairs of GB&T or Lumpkin County Bank since the date of this proxy statement/prospectus.

By order of the Board of Directors,

M. Randy Harvey, President and Chief Executive Officer July , 2004 Dahlonega, Georgia

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of February 11, 2004 by and between GB&T Bancshares, Inc. ("GB&T"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia, and Lumpkin County Bank ("LCB"), a bank organized and existing under the laws of the State of Georgia, with its principal office located in Dahlonega, Georgia. Gainesville Bank & Trust ("GB&T Bank") is added as a signatory party to evidence its assent to the provisions of the contemplated merger.

Preamble

        The Boards of Directors of GB&T and LCB are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of LCB into Gainesville Bank and Trust, a wholly-owned state bank subsidiary of GB&T (the "GB&T Bank"), with GB&T Bank being the surviving bank of the merger. At the effective time of such merger, the outstanding shares of capital stock of LCB will be converted into the right to receive shares of capital stock of GB&T. As a result, shareholders of LCB will become shareholders of GB&T. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of both GB&T and LCB, the shareholders of LCB, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        As a condition and inducement to GB&T's willingness to consummate the transactions contemplated by this Agreement, each of the directors of LCB will execute and deliver to GB&T an agreement (a "Support Agreement")within ten (10) calendar days of the date of this Agreement, in substantially the form of Exhibit 6 to this Agreement.

        Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
TRANSACTIONS AND TERMS OF MERGER

        1.1   Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), LCB will be merged with and into GB&T Bank in accordance with the provisions of Section 7-1-531 through 7-1-537 of the FICG and with the effect provided in Section 7-1-536 of the FICG (the "Merger"). GB&T Bank shall be the Surviving Bank resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of GB&T and LCB, and the Plan of Merger, in substantially the form attached as Exhibit 1, which will be approved and adopted by the board of directors of LCB and GB&T Bank.

        1.2   Time and Place of Closing. The Closing will take place at 10:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their Designated Officers may mutually agree. The place of Closing shall be at the offices of Hulsey, Oliver & Mahar, LLP, Gainesville, Georgia, or such other place as may be mutually agreed upon by the Parties.

        1.3   Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Designated Officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of LCB approve this Agreement and the Plan of Merger to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the Designated Officer of each Party.

ARTICLE II
TERMS OF MERGER

        2.1   Articles of Incorporation. The Articles of Incorporation of GB&T Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

        2.2   Bylaws. The Bylaws of GB&T Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

        2.3   Directors and Officers.

          (a)   The officers and directors of GB&T from and after the Effective Time shall consist of the officers and directors of GB&T immediately preceding the Effective Time. Such officers and directors shall serve in accordance with the Articles of Incorporation and Bylaws of GB&T.

          (b)   The directors of the Surviving Bank from and after the Effective Time shall consist of the directors of GB&T Bank immediately preceding the Effective Time.

ARTICLE III
MANNER OF CONVERTING SHARES

        3.1   Conversion of Shares. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of GB&T or LCB, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a)   Each share of GB&T Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b)   Each share of LCB Common Stock (excluding shares held by GB&T or LCB or any of their respective Subsidiaries, in each case other than in a fiduciary capacity) shall cease to be outstanding and shall be exchanged for and converted into the right to receive 1.025 shares of GB&T Common Stock.

        3.2   Anti-Dilution Provisions. In the event GB&T or LCB changes the number of shares of GB&T Common Stock or LCB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

        3.3   Shares Held by GB&T or LCB. Each of the shares of LCB Common Stock held by any GB&T Company or by LCB other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        3.4   Conversion of Stock Options; Restricted Stock.

          (a)   Each option to purchase LCB Common Stock ("LCB Option") outstanding at the Effective Time shall be converted into and become rights with respect to GB&T Common Stock and GB&T shall assume each such option in accordance with the terms of the stock option plan under which it was issued and the stock option or other agreement by which it is evidenced. From and after the Effective Time (all subject to appropriate adjustment for any transactions described in Section 3.2 if the record date or effective date with respect to such transaction is on or after the Effective Time), (i) each LCB Option assumed by GB&T may be exercised solely for GB&T Common Stock, (ii) the number of shares of GB&T Common Stock subject to each LCB Option shall be equal to the number of shares of LCB Common Stock subject to each such LCB Option immediately prior to the Effective Time, multiplied by 1.025 (hereinafter the "Exchange Ratio") and (iii) the per share exercise price of the GB&T Common Stock subject to the LCB Options shall be determined by dividing the per share exercise price of the LCB Common Stock subject to each such LCB Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption of LCB Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code as to any LCB Option which is an incentive stock option as defined in Section 422 of the Internal Revenue Code. GB&T will modify each stock option that it assumes to provide that the options may be exercised, in addition to the other payment methods set out in the relevant option plan, by the reduction of the number of shares subject to the option so that the difference between the option exercise price for such shares and the fair market value of such shares on the option exercise date shall equal the option exercise price of the total number of shares for which the option is being exercised.

          (b)   At all times after the Effective Time, GB&T shall reserve for issuance such number of GB&T Common Stock as shall be necessary to permit the exercise of LCB Options in the manner contemplated by this Agreement. At or prior to, or at the election of GB&T within a reasonable time (not to exceed 30 days) after the Effective Time, GB&T shall file a Registration Statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the GB&T Common Stock subject to the LCB Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the LCB Options remain outstanding. GB&T shall make any filings required under any applicable state securities laws to qualify the GB&T Common Stock subject to such LCB Options for resale thereunder.

        3.5   Dissenting Shareholders. Any holder of shares of LCB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the GBCC; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and has surrendered to GB&T the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of LCB fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, GB&T shall issue and deliver the consideration to which such holder of shares of LCB Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of LCB Common Stock held by such holder.

        3.6   Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of LCB Common Stock exchanged pursuant to the Merger, or of options to purchase shares of LCB Common Stock, who would otherwise have been entitled to receive a fraction of a share of GB&T Common Stock or the right to purchase a fraction of a share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of GB&T Common Stock multiplied by $23.48. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE IV
EXCHANGE OF SHARES

        4.1   Exchange Procedures. Promptly after the Effective Time, GB&T and the Surviving Bank shall cause the exchange agent selected by GB&T (the "Exchange Agent") to mail to the former holders of LCB Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of LCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of LCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time, shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 and 3.6 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest) pursuant to Section 4.2 of this Agreement. Neither GB&T nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of LCB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of LCB Common Stock for exchange, as provided in this Section 4.1 or appropriate affidavits and indemnity agreements in the event such share certificates have been lost, mutilated, or destroyed. The certificate or certificates of LCB Common Stock so surrendered shall be duly endorsed as GB&T may require. Any other provision of this Agreement notwithstanding, neither GB&T nor the Exchange Agent shall be liable to a holder of LCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

        4.2   Rights of Former LCB Shareholders. The stock transfer books of LCB shall be closed as to holders of LCB Common Stock immediately prior to the Effective Time and no transfer of LCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of LCB Common Stock (other than shares to be canceled pursuant to Section 3.3 or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 and 3.6 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of LCB Common Stock shall be entitled to vote after the Effective Time at any meeting of GB&T shareholders the number of whole shares of GB&T Common Stock into which their respective shares of LCB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing LCB Common Stock for certificates representing GB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by GB&T on the GB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of GB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of LCB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such LCB Common Stock certificate, both GB&T Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LCB

        LCB hereby represents and warrants to GB&T as follows:

        5.1   Organization, Standing, and Power. LCB is a banking corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia. LCB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. LCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

        5.2   Authority; No Breach By Agreement.

          (a)   LCB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of LCB, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of LCB Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by LCB. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of LCB, enforceable against LCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b)   Neither the execution and delivery of this Agreement by LCB, nor, except as described in Section 5.2 of the LCB Disclosure Memorandum, the consummation by LCB of the transactions contemplated hereby, nor compliance by LCB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of LCB's Articles of Incorporation or Bylaws, or (ii) to the Knowledge of LCB subject to the receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of LCB under, any Contract or Permit of LCB, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, or (iii) to the Knowledge of LCB subject to receipt of the requisite approvals referred to in Section 9.1 (b) of this Agreement, violate any Law or Order applicable to LCB or any of its respective Assets.

          (c)   Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by LCB of the Merger and the other transactions contemplated in this Agreement.

        5.3   Capital Stock.

          (a)   The authorized capital stock of LCB consists of 300,000 shares of LCB Common Stock, of which 256,365 shares are issued and outstanding as of the date of this Agreement and except for shares issued pursuant to options outstanding on the date hereof, not more than 260,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of LCB are duly and validly issued and outstanding and are fully paid and nonassessable under the FICG. None of the outstanding shares of capital stock of LCB have been issued in violation of any preemptive rights of the current or past shareholders of LCB.

          (b)   Except as set forth in Section 5.3 of this Agreement, or as disclosed in Section 5.3 of the LCB Disclosure Memorandum, there are no shares of capital stock or other equity securities of LCB outstanding and no outstanding Rights relating to the capital stock of LCB.

        5.4   LCB Subsidiaries. LCB has no subsidiaries.

        5.5   Financial Statements. LCB has included in Section 5.5 of the LCB Disclosure Memorandum copies of all LCB Financial Statements for periods ended prior to the date hereof and will deliver to GB&T copies of all LCB Financial Statements prepared subsequent to the date hereof. The LCB Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of LCB, which are or will be, as the case may be, complete and correct in all Material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be and in all Material respects, fairly the consolidated financial position of LCB as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of LCB for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

        5.6   Absence of Undisclosed Liabilities. LCB has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of LCB as of September 30, 2003, included in the LCB Financial Statements or reflected in the notes thereto. LCB has not incurred or paid any Liability since September 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

        5.7   Absence of Certain Changes or Events. Since September 30, 2003, except as disclosed in Section 5.7 of the LCB Disclosure Memorandum and to the knowledge of LCB, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, and (b) LCB has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of LCB provided in Article VII of this Agreement and which would likely have a Material Adverse Effect on LCB.

        5.8   Tax Matters.

          (a)   All Tax returns required to be filed by or on behalf of LCB have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on LCB, and all returns filed are complete and accurate in all Material respects to the Knowledge of LCB. All Taxes shown on filed returns have been paid or adequate provision for the payment thereof has been made. As of the date of this Agreement, to the Knowledge of LCB, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on LCB, except as reserved against in the LCB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the LCB Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b)   Except as disclosed in Section 5.8(b) of the LCB Disclosure Memorandum, LCB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to LCB, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

          (c)   To the Knowledge of LCB, adequate provision for any Taxes due or to become due for LCB for the period or periods through and including the date of the respective LCB Financial Statements has been made and is reflected on such LCB Financial Statements.

          (d)   Deferred Taxes of LCB has been provided for in accordance with GAAP.

          (e)   To the Knowledge of LCB, LCB is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

        5.9   Allowance for Possible Loan Losses. Subject to adjustments required under Section 7.1 hereof at or prior to the Closing Date, the allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of LCB included in the most recent LCB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheet of LCB included in the LCB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate to the Knowledge of LCB (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of LCB and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by LCB as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on LCB.

        5.10 Assets. Except as disclosed in Section 5.10 of the LCB Disclosure Memorandum or as disclosed or reserved against in the LCB Financial Statements, LCB has good and marketable title, and to the Knowledge of LCB, free and clear of all Liens, to all of its respective Assets indicated as owned as of the date of the respective LCB Statement. All Material tangible properties used in the businesses of LCB are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with LCB's past practices. All Assets which are Material to the business of LCB and held under leases or subleases by LCB are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of LCB provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which LCB is a named insured are reasonably sufficient. The Assets of LCB include all assets required to operate the business of LCB as presently conducted.

        5.11 Environmental Matters. Except as disclosed in Section 5.11 of the LCB Disclosure Memorandum:

          (a)   To the Knowledge of LCB, LCB, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

          (b)   There is no Litigation pending or to the Knowledge of LCB threatened before any court, governmental agency or authority or other forum in which LCB, or to the Knowledge of LCB, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by LCB or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, and to the Knowledge of LCB, there is no reasonable basis for any such Litigation.

          (c)   To the Knowledge of LCB, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

          (d)   To the Knowledge of LCB, LCB has not participated or engaged in or undertaken any activities that would cause or result in the limitation of the availability of any exemption to liability provided by the Asset Conservation, Lender Liability and Deposit Insurance Act of 1996, 42 U.S.C. § 2501 et. seq, the Underground Storage Tank Lender Liability Exemption, Resource Conservation and Recovery Act, 42 U.S.C. § 9003(h)(9) and all implementing regulations and state counterparts of such acts.

        5.12 Compliance with Laws. To the Knowledge of LCB, LCB has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, and, to the Knowledge of LCB, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. Except as disclosed in Section 5.12 of the LCB Disclosure Memorandum, LCB:

          (a)   to the Knowledge of LCB, is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB; and

          (b)   to the knowledge of LCB, has received a memorandum of understanding but has not received any other notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that LCB is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, or (iii) requiring LCB to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

        5.13 Labor Relations. LCB is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving LCB, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving LCB's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        5.14 Employee Benefit Plans.

          (a)   LCB has disclosed in Section 5.14 of the LCB Disclosure Memorandum and delivered or made available to GB&T prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by LCB or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "LCB Benefit Plans"). Any of the LCB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "LCB ERISA Plan." Each LCB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "LCB Pension Plan." No LCB Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b)   To the Knowledge of LCB, all LCB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. Each LCB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan not required to obtain a determination letter, or LCB has submitted or intends to submit a request for a determination letter within the applicable remedial amendment period. To the Knowledge of LCB, there are no existing circumstances likely to result in revocation of any such favorable determination or in the failure of the Internal Revenue Service to issue such determination letter. To the Knowledge of LCB, neither LCB nor any other party has engaged in a transaction with respect to any LCB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject LCB to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

          (c)   Neither LCB nor any ERISA Affiliate of LCB maintains an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d)   Neither LCB nor any ERISA Affiliate of LCB has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (e)   Except as disclosed in Section 5.14(e) of the LCB Disclosure Memorandum, (i) LCB has no obligations for retiree health and life benefits under any of the LCB Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; and (ii)any amendment or termination of any such Plan will not cause LCB to incur any Liability that is reasonably likely to have a Material Adverse Effect on LCB.

          (f)    Except as disclosed in Section 5.14(f) of the LCB Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of LCB from LCB under any LCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any LCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g)   The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of LCB and their respective beneficiaries have been fully reflected on the LCB Financial Statements to the extent required by and in accordance with GAAP, in all Material respects.

          (h)   To the Knowledge of LCB, LCB and each ERISA Affiliate of LCB has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause LCB to incur any Liability that is reasonably likely to have a Material Adverse Effect on LCB.

          (i)    Except as disclosed in Section 5.14(i) of the LCB Disclosure Memorandum, neither LCB nor any ERISA Affiliate of LCB is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

          (j)    Other than routine claims for benefits, to the Knowledge of LCB, there are no actions, audits, investigations, suits or claims pending against any LCB Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any LCB Benefit Plan or against the assets of any LCB Benefit Plan.

        5.15 Material Contracts. Except as disclosed in Section 5.15 of the LCB Disclosure Memorandum or otherwise reflected in the LCB Financial Statements, LCB is not a party to, nor is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by LCB or the guarantee by LCB of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among LCB Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to a Form 10-KSB or Form 10-QSB filed by LCB with the FDIC as of the date of this Agreement that has not been filed as an exhibit to any LCB a Form 10-KSB or 10-QSB filed with the FDIC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "LCB Contracts"). LCB is not in Default under any LCB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. All of the indebtedness of LCB for money borrowed (referred to in Section 5.15(b)) is prepayable at any time by LCB without penalty or premium except as disclosed in the LCB Disclosure Memorandum.

        5.16 Legal Proceedings. Except as disclosed in Section 5.16 of the LCB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of LCB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against LCB, or against any Asset, interest, or right of it, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against LCB, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

        5.17 Reports. Since January 1, 1999, LCB has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable federal and state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document to LCB's knowledge did not, in any Material respect, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        5.18 Statements True and Correct. To the Knowledge of LCB, no statement, certificate, instrument or other writing furnished or to be furnished by LCB or any Affiliate thereof to GB&T pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not Materially misleading. To the Knowledge of LCB, none of the information supplied or to be supplied by LCB or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. To the Knowledge of LCB, none of the information supplied or to be supplied by LCB or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to LCB's shareholders in connection with the LCB Shareholders' Meeting, and any other documents to be filed by LCB or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of LCB, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the LCB Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the LCB Shareholders' Meeting. All documents that LCB or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        5.19 Accounting, Tax and Regulatory Matters. Neither LCB nor any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of LCB, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this

Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

        5.20 Charter Provisions. LCB has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of LCB or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of LCB that may be acquired or controlled by it.

        5.21 State Anti-Takeover Laws. LCB has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia including those laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC.

        5.22 LCB Disclosure Memorandum. LCB has delivered to GB&T a memorandum (the "LCB Disclosure Memorandum") containing certain information regarding LCB as indicated at various places in this Agreement. All information set forth in the LCB Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of LCB under this Article 5. The information contained in the LCB Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 5 to the extent applicable.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF GB&T

        GB&T hereby represents and warrants to LCB as follows:

        6.1   Organization, Standing, and Power. GB&T is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act and under Georgia law. GB&T has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. GB&T is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.2   Authority; No Breach By Agreement.

          (a)   Subject to the actions required for listing by NASDAQ of the shares to be issued to LCB shareholders, GB&T has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GB&T. This Agreement represents a legal, valid and binding obligation of GB&T, enforceable against GB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b)   Except as described in Section 6.2 of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement by GB&T, nor the consummation by GB&T of the transactions contemplated hereby, nor compliance by GB&T with any of the provisions hereof will (i) conflict with or result in a breach of any provision of GB&T's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GB&T Company under, any Contract or Permit of any GB&T Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GB&T Company or any of their respective Assets.

          (c)   Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GB&T of the Merger and the other transactions contemplated in this Agreement.

        6.3   Capital Stock.

          (a)   The authorized capital stock of GB&T consists of 10,000,000 shares of GB&T Common Stock, of which                        shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of GB&T Common Stock are, and all of the shares of GB&T Common Stock to be issued in exchange for shares of LCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of GB&T Common Stock have been, and none of the shares of GB&T Common Stock to be issued in exchange for shares of LCB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of GB&T.

          (b)   [Reserved]

          (c)   Except as set forth in Sections 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the GB&T Disclosure Memorandum, there are no other shares of capital stock or other equity securities of GB&T outstanding and no outstanding Rights relating to the capital stock of GB&T.

        6.4   GB&T Subsidiaries. GB&T has disclosed in Section 6.4 of the GB&T Disclosure Memorandum all of the GB&T Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the GB&T Disclosure Memorandum, GB&T owns all of the issued and outstanding shares of capital stock of each GB&T Subsidiary. No equity securities of any GB&T Subsidiary are or may become required to be issued (other than to another GB&T Company) by reason of any Rights, and there are no Contracts by which any GB&T Subsidiary is bound to issue (other than to another GB&T Company) additional shares of its capital stock or Rights, or by which any GB&T Company is or may be bound to transfer any shares of the capital stock of any GB&T Subsidiary (other than to another GB&T Company). There are no Contracts relating to the rights of any GB&T Company to vote or to dispose of any shares of the capital stock of any GB&T Subsidiary. All of the shares of capital stock of each GB&T Subsidiary held by a GB&T Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by GB&T free and clear of any Lien. Each GB&T Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each GB&T Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Each GB&T Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

        6.5   Financial Statements. GB&T has included in Section 6.5 of the GB&T Disclosure Memorandum copies of all GB&T Financial Statements for periods ended prior to the date hereof and will deliver to LCB copies of all GB&T Financial Statements prepared subsequent to the date hereof. The GB&T Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the GB&T Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the GB&T Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the GB&T Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

        6.6   Absence of Undisclosed Liabilities. No GB&T Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GB&T as of September 30, 2003, included in the GB&T Financial Statements or reflected in the notes thereto. No GB&T Company has incurred or paid any Liability since September 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.7   Absence of Certain Changes or Events. Since September 30, 2003, except as disclosed in Section 6.7 of the GB&T Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and (b) the GB&T Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GB&T provided in Article VII of this Agreement.

        6.8   Tax Matters.

          (a)   All Tax returns required to be filed by or on behalf of any of the GB&T Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on GB&T, and all returns filed are complete and accurate to the Knowledge of GB&T. All Taxes shown on filed returns have been paid or adequate provision for payment thereof has been made. As of the date of this Agreement, to the Knowledge of GB&T, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on GB&T, except as reserved against in the GB&T Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the GB&T Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b)   Except as disclosed in Section 6.8(b) of the GB&T Disclosure Memorandum, none of the GB&T Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any GB&T Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (c)   Adequate provision for any Taxes due or to become due for any of the GB&T Companies for the period or periods through and including the date of the respective GB&T Financial Statements has been made and is reflected on such GB&T Financial Statements.

          (d)   Deferred Taxes of the GB&T Companies have been provided for in accordance with GAAP.

          (e)   Each of the GB&T Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.9   Allowance for Possible Loan Losses. The Allowance shown on the consolidated balance sheets of GB&T included in the most recent GB&T Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of GB&T included in the GB&T Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the GB&T Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the GB&T Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on GB&T.

        6.10 Assets. Except as disclosed in Section 6.10 of the GB&T Disclosure Memorandum or as disclosed or reserved against in the GB&T Financial Statements, the GB&T Companies have good and marketable title free and clear of all Liens, to all of their respective Assets indicated as owned by the respective GB&T Company as of the date of the respective GB&T statement. All Material tangible properties used in the businesses of the GB&T Companies are in good condition, reasonable wear and tear excepted and are usable in the ordinary course of business consistent with GB&T's past practices. All Assets which are Material to the business of the GB&T Companies and held under leases or subleases by any of the GB&T Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability any other insurance maintained with respect to the Assets or businesses of the Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Companies is a named insured are reasonably sufficient. The Assets of the Companies include all assets required to operate the business of the Companies as presently conducted.

        6.11 Environmental Matters. Except as disclosed in Section 6.11 of the GB&T Disclosure Memorandum:

          (a)   To the Knowledge of GB&T, each GB&T Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (b)   There is no Litigation pending or to the Knowledge of GB&T threatened before any court, governmental agency or authority or other forum in which any GB&T Company or, to the Knowledge of GB&T, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii)relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any GB&T Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T and to the Knowledge of GB&T, there is no reasonable basis for any such Litigation.

          (c)   To the Knowledge of GB&T, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (d)   To the Knowledge of GB&T, GB&T has not participated or engaged in or undertaken any activities that would cause or result in the limitation of the availability of any exemption to liability provided by the Asset Conservation, Lender Liability and Deposit Insurance Act of 1996, 42 U.S.C. § 2501 et. seq, the Underground Storage Tank Lender Liability Exemption, Resource Conservation and Recovery Act, 42 U.S.C. § 9003(h)(9) and all implementing regulations and state counterparts of such acts.

        6.12 Compliance with Laws. Each GB&T Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Except as disclosed in Section 6.12 of the GB&T Disclosure Memorandum, no GB&T Company:

          (a)   is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T; and

          (b)   has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GB&T Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) requiring any GB&T Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

        6.13 Labor Relations. No GB&T Company is the subject of any Litigation asserting that it or any other GB&T Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GB&T Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any GB&T Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any GB&T Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        6.14 Employee Benefit Plans.

          (a)   GB&T has disclosed in Section 6.14 of the GB&T Disclosure Memorandum and delivered or made available to LCB prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GB&T Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GB&T Benefit Plan"). Any of the GB&T Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "GB&T ERISA Plan." Each GB&T ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "GB&T Pension Plan." No GB&T Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b)   All GB&T Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Each GB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GB&T is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of GB&T, no GB&T Company nor any other party has engaged in a transaction with respect to any GB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GB&T Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (c)   Neither GB&T nor any ERISA Affiliate of GB&T maintains an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d)   Neither GB&T nor any ERISA Affiliate of GB&T has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (e)   Except as disclosed in Section 6.14(e) of the GB&T Disclosure Memorandum, (i) no GB&T Company has any obligations for retiree health and life benefits under any of the GB&T Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; and (ii) any amendment or termination of any such Plan will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

          (f)    Except as disclosed in Section 6.14(f) of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any GB&T Company from any GB&T Company under any GB&T Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GB&T Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g)   The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GB&T Company and their respective beneficiaries have been fully reflected on the GB&T Financial Statements to the extent required by and in accordance with GAAP.

          (h)   GB&T and each ERISA Affiliate of GB&T has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

          (i)    Except as disclosed in Section 6.14(i) of the GB&T Disclosure Memorandum, neither GB&T nor any ERISA Affiliate of GB&T is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b) (2) (A) (ii) of the Internal Revenue Code).

          (j)    Other than routine claims for benefits, to the Knowledge of GB&T, there are no actions, audits, investigations, suits or claims pending against any GB&T Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any GB&T Benefit Plan or against the assets of any GB&T Benefit Plan.

        6.15 Material Contracts. Except as disclosed in Section 6.15 of the GB&T Disclosure Memorandum or otherwise reflected in the GB&T Financial Statements, none of the GB&T Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any Contract relating to the borrowing of money by any GB&T Company or the guarantee by any GB&T Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (b) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to a Form 10-K or Form 10-Q filed by GB&T with the SEC as of the date of this Agreement that has not been filed as an Exhibit to any GB&T Form 10-K or 10-Q filed with the SEC (the "GB&T Contracts"). None of the GB&T Companies is in Default under any GB&T Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.16 Legal Proceedings. Except as disclosed in Section 6.16 of the GB&T Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of GB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GB&T Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GB&T Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.17 Reports. Except as disclosed in Section 6.17 of the GB&T Disclosure Memorandum, since January 1, 1999, each GB&T Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respect with all applicable Laws. As of its respective date, each such report and document to GB&T's Knowledge did not, in any Material respects, contain any untrue statement of a material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        6.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any GB&T Company or any Affiliate thereof to LCB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any GB&T Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        6.19 Accounting, Tax and Regulatory Matters. No GB&T Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of GB&T, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

        6.20 Charter Provisions. Each GB&T Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any GB&T Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any GB&T Company that may be acquired or controlled by it.

        6.22 GB&T Disclosure Memorandum. GB&T has delivered to LCB a memorandum (the "GB&T Disclosure Memorandum") containing certain information regarding GB&T as indicated at various places in this Agreement. The information contained in the GB&T Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 6 and the covenants in Article 6 to the extent applicable.

ARTICLE VII
CONDUCT OF BUSINESS PENDING CONSUMMATION

        7.1   Affirmative Covenants of LCB. Unless the prior written consent of GB&T shall have been obtained, and except as otherwise contemplated herein or disclosed in the LCB Disclosure Memorandum, LCB shall from the date of this Agreement until the Effective Time or termination of this Agreement:

          (a)   operate its business in the usual, regular and ordinary course;

          (b)   preserve intact its business organization and Assets and maintain its rights and franchises;

          (c)   use its reasonable efforts to cause its representations and warranties to be correct at all times; and

          (d)   take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement, and

          (e)   make such appropriate accounting entries in its books and records and take such other actions as GB&T, in its sole discretion, deems to be required by GAAP, or which GB&T otherwise deems to be necessary, appropriate or desirable in anticipation of the Merger, including without limitation additional provisions to LCB Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by LCB and GB&T, LCB shall not be required to make any such accounting entries until immediately prior to the Closing; and further provided, however, that any such entry made as a result of such a request by GB&T shall not itself constitute a breach by LCB of any representation, warranty or covenant made or required of LCB.

          (f)    make such appropriate accounting entries in its book and records and take such other actions as GB&T deems to be necessary, appropriate or desirable to charge-off any Loans on LCB's books, or any portion thereof, that GB&T, in its sole discretion, considers to be losses or that GB&T otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged-off by GB&T after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by LCB and GB&T, LCB shall not be required to make any such accounting entries or take any such actions until immediately prior to the closing; and further provided, however, that any such entry made as a result of such a request by GB&T shall not itself constitute a breach by LCB of any representation, warranty or covenant made or required of LCB in this Agreement.

        7.2   Negative Covenants of LCB. Except as disclosed in the LCB Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, LCB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of GB&T, which consent shall not be unreasonably withheld:

          (a)   amend the Articles of Incorporation, Bylaws or other governing instruments of LCB, or

          (b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of LCB consistent with past practices ("ordinary course of business" shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of LCB of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the LCB Disclosure Memorandum); or

          (c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of LCB, or declare or pay any dividend or make any other distribution in respect of LCB's capital stock except for a regular cash dividend in accordance with past practices (provided, however, that a third quarter dividend shall not be declared by LCB for the third quarter if the LCB shareholders will be eligible for a second quarter dividend from GB&T); or

          (d)   except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the LCB Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of LCB Common Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e)   except as disclosed in Section 7.2(e) of the LCB Disclosure Memorandum, adjust, split, combine or reclassify any capital stock of LCB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of LCB Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of LCB or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f)    except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control in its fiduciary capacity; or

          (g)   grant any increase in compensation or benefits to any employees whose annual salary exceeds $35,000 (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of LCB, in each case as disclosed in Section 7.2(g) of the LCB Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the LCB Disclosure Memorandum; enter into or amend any severance agreements with officers of LCB; grant any general increase in compensation to all employees except as disclosed in Section 7.2(g) of the LCB Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of LCB; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h)   enter into or amend any employment Contract between LCB and any Person (unless such amendment is required by Law) that LCB does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i)    adopt any new employee benefit plan of LCB or make any material change in or to any existing employee benefit plans of LCB other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j)    make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k)   commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of LCB for money damages in excess of $50,000 or which imposes Material restrictions upon the operations of LCB;

          (l)    except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

        7.3   (a) Affirmative Covenants of GB&T. Unless the prior written consent of LCB shall have been obtained, and except as otherwise contemplated herein or as disclosed in the GB&T Disclosure Memorandum, GB&T shall, and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

          (b)   Negative Covenants of GB&T. GB&T will not amend its Articles of Incorporation or bylaws, in each case in a manner which is adverse to and discriminates against the holders of LCB Common Stock.

        7.4   Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

        7.5   Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE VIII
ADDITIONAL AGREEMENTS

        8.1    Registration Statement; Proxy Statement; Shareholder Approval.

        (a)   As soon as reasonably practicable after execution of this Agreement, GB&T shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of GB&T Common Stock upon consummation of the Merger. LCB shall furnish all information concerning it and the holders of its capital stock as GB&T may reasonably request in connection with such action.

        (b)   LCB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as LCB deems appropriate.

        (c)   [Reserved]

        (d)   In connection with the LCB Shareholders' Meetings, (i) LCB shall prepare and file with the FDIC on a Proxy Statement and mail it to LCB's shareholders, (ii) GB&T shall furnish to LCB all information that LCB may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of LCB shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to their shareholders the approval of this Agreement and (iv) the Boards of Directors and officers of LCB shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

        8.2    Exchange Listing.    GB&T shall list, as of the Effective Time, on the NASDAQ the shares of GB&T Common Stock to be issued to the holders of LCB Common Stock pursuant to the Merger.

        8.3    Applications.    GB&T shall promptly prepare and file, and LCB shall cooperate in the preparation and, where appropriate, filing of, applications with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. GB&T shall permit LCB to review (and approve with respect to information relating to LCB) such applications prior to filing same and shall provide copies of such applications to LCB and its counsel.

        8.4    Filings with State Offices.    Upon the terms and subject to the conditions of this Agreement, GB&T shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

        8.5    Agreement as to Efforts to Consummate.    Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by GB&T in connection with the GB&T Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        8.6    Investigation and Confidentiality.

        (a)   Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

        (b)   Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing information received from the other Party.

        (c)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

        8.7    Press Releases.    Prior to the Effective Time, GB&T and LCB shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

        8.8    Acquisition Proposals.    Except with respect to this Agreement and the transactions contemplated hereby, neither LCB nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by LCB shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of LCB's Board of Directors as advised by counsel, neither LCB nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but LCB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. LCB shall promptly notify GB&T orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of GB&T is obtained, LCB shall (a) immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

        8.9    Accounting and Tax Treatment.    Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

        8.10    Agreement of Affiliates.    LCB has disclosed in Section 8.10 of the LCB Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of LCB for purposes of Rule 145 under the 1933 Act. LCB shall use its reasonable efforts to cause each such Person to deliver to GB&T and LCB, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of LCB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of GB&T Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. GB&T shall be entitled to place restrictive legends upon certificates for shares of GB&T Common Stock issued to Affiliates of LCB pursuant to this Agreement to enforce the provisions of this Section 8.10. GB&T shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of GB&T Common Stock by such Affiliates.

        8.11    [reserved]

        8.12    D&O Insurance Coverage and Indemnification.    Immediately prior to Closing, LCB shall obtain from its regular insurance carrier "tail" coverage for its officers and directors under its current policy terms and conditions, the expense for which shall be paid by LCB, but is pre-approved by GB&T. Further, GB&T shall assume all liability (to the extent LCB was so liable) for claims for indemnification arising under LCB's Articles of Incorporation or Bylaws or under any indemnification contract disclosed to GB&T, as existing on December 31, 2003.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

        9.1    Conditions to Obligations of Each Party.    The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

        (a)   Shareholder Approval. The shareholders of LCB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, NASDAQ or by the provisions of any governing instruments.

        (b)   Regulatory Approvals. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

        (c)   Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

        (d)   Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of GB&T Common Stock issuable pursuant to the Merger shall have been received.

        (e)   Exchange Listing. The shares of GB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.

        (f)    Tax Matters. GB&T and LCB shall have received a written opinion of counsel from Hulsey, Oliver & Mahar, LLP, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of LCB Common Stock for GB&T Common Stock will not give rise to gain or loss to the shareholders of LCB with respect to such exchange (except to the extent of any cash received), (iii) neither GB&T nor LCB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code); and (iv) the assumption by GB&T of LCB Options qualifying as "incentive stock options" under Section 422 of the Internal Revenue Code will satisfy the requirements of Section 424(a) of the Internal Revenue Code and will not constitute a modification of such options under Section 424(h) of the Internal Revenue Code. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of GB&T and LCB reasonably satisfactory in form and substance to such counsel.

        (g)   Affiliate Agreements. The Parties shall have received from each affiliate of LCB the affiliates letter referred to in Section 8.10 hereof.

        (h)   [Reserved]

        9.2    Conditions to Obligations of GB&T.    The obligations of GB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GB&T pursuant to Section 11.6(a) of this Agreement:

        (a)   Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of LCB set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of LCB set forth in Section 5.3 of this Agreement shall be true and correct in all Material respects (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of LCB set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3, 5.19, 5.20 and 5.21) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on LCB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of LCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

        (c)   Certificates. LCB shall have delivered to GB&T (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by LCB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GB&T and its counsel shall request.

        (d)   Opinion of Counsel. LCB shall have delivered to GB&T an opinion of Thompson, O'Brien, Kemp, and Nasuti, P.C., counsel to LCB, dated as of the Effective Time, in form reasonably satisfactory to GB&T, as to the matters set forth in Exhibit 3 hereto.

        (e)   Claims/Indemnification Letters. Each of the directors and officers of LCB shall have executed and delivered to GB&T letters in substantially the form of Exhibit 4 hereto.

        (f)    Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of GB&T, is not in the best interests of the shareholders of GB&T to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking Material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a Material portion of GB&T's or LCB's business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a Material portion of GB&T's or LCB's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of GB&T based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

        (g)   Support Agreements. Within ten (10) calendar days of the execution of this Agreement, each of the directors of LCB shall have executed and delivered to GB&T a Support Agreement substantially in the form of Exhibit 6 to this Agreement).

        (h)   LCB's Regulatory Status. LCB's regulatory status shall not have deteriorated beyond its current status with a "Memorandum of Understanding" outstanding with regulators, either state or federal, the current Memorandum of Understanding being dated December 12, 2002 and its most recent report of exam by the FDIC dated as of June 30, 2003.

        9.3    Conditions to Obligations of LCB.    The obligations of LCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by LCB pursuant to Section 11.6(b) of this Agreement:

        (a)   Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of GB&T set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties set forth in this Agreement (excluding the representations and warranties set forth in Sections 6.17 and 6.18) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on GB&T; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of GB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

        (c)   Certificates. GB&T shall have delivered to LCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GB&T's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as LCB and its counsel shall request.

        (d)   Opinion of Counsel. GB&T shall have delivered to LCB an opinion of Hulsey, Oliver & Mahar, LLP, counsel to GB&T, dated as of the Effective Time, in form reasonably acceptable to LCB, as to matters set forth in Exhibit 5 hereto.

        (e)   Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of LCB, is not in the best interests of the shareholders of LCB to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a material portion of GB&T's or LCB's business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a material portion of GB&T's or LCB's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of LCB based upon an opinion from legal counsel, could result in the relief sought being obtained.

ARTICLE X
TERMINATION

        10.1    Termination.    Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of LCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a)   By mutual consent of the Board of Directors of LCB and the Board of Directors of GB&T; or

        (b)   By the Board of Directors of either Party in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of GB&T and Section 9.3(a) of this Agreement in the case of LCB; or

        (c)   By the Board of Directors of either Party in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

        (d)   By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of LCB fail to vote to approve this Agreement and the transactions contemplated hereby as required by the GBCC at the shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

        (e)   By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before September 30, 2004, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

        (f)    By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of LCB and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) or in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

        (g)   By the Board of Directors of either Party on or before ten (10) business days following the business day of receipt of the Disclosure Memorandum of the other Party (which receipt shall not be later than the date of the execution of this Agreement) in the event that such Party, after a review of the Disclosure Memorandum provided by the other Party, determines not to proceed with the Merger as provided in Sections 5.22 and 6.21.

        (h)   [reserved]

        10.2    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

        10.3    Non-Survival of Representations and Covenants.    The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Sections 8.10, 8.11 and 8.12 of this Agreement.

ARTICLE XI
MISCELLANEOUS

        11.1    Definitions.    Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

        "1933 Act" shall mean the Securities Act of 1933, as amended.

        "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving LCB or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of LCB or any of its Subsidiaries.

        "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

        "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

        "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

        "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

        "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

        "Closing Date" shall mean the date on which the Closing occurs.

        "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

        "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

        "Designated Officer" shall be the officer of GB&T and LCB who is designated by their respective Boards of Directors to make such decisions as are specified herein.

        "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

        "Environment" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(8).

        "Environmental Laws" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq., the Resource, Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., the Toxic Substance Control Act, 15 U.S.C. (S) 2601, et. seq., and all implementing regulations and state counterparts of such acts.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.

        "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

        "Exchange Ratio" shall have the meaning provided in Section 3.4 of this Agreement.

        "Exhibits" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

        "FICG" shall mean the Financial Institution Code of Georgia.

        "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

        "GBCC" shall mean the Georgia Business Corporation Code.

        "GB&T Bank" shall mean Gainesville Bank & Trust, a Georgia state-chartered bank and a GB&T Subsidiary.

        "GB&T Common Stock" shall mean the no par value common stock of GB&T.

        "GB&T Companies" shall mean, collectively, GB&T and all GB&T Subsidiaries.

        "GB&T Disclosure Memorandum" shall mean the written information entitled "GB&T Disclosure Memorandum" delivered on or prior to the date of this Agreement to LCB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

        "GB&T Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of GB&T as of December 31, 2001, 2002, and 2003 the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2001, 2002, and 2003, and (b) the consolidated balance sheets (including related notes and schedules, if any) of GB&T and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2003.

        "GB&T Stock Plans" shall mean the existing stock option and other stock-based compensation plans of GB&T.

        "GB&T Subsidiaries" shall mean the Subsidiaries of GB&T at the Effective Time.

        "Georgia Articles of Merger" shall mean the Articles of Merger to be executed by LCB and GB&T Bank and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

        "Hazardous Material" shall mean any substance which is a "hazardous substance" or "toxic substance" as defined in the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws of polychlorinated biphenyls, and petroleum and petroleum products).

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "LCB" shall mean Lumpkin County Bank, a Georgia state-chartered bank.

        "LCB Benefit Plan" shall have the meaning set forth in Section 5.14 of this Agreement.

        "LCB Common Stock" shall mean the $10.00 par value common stock of LCB.

        "LCB Disclosure Memorandum" shall mean the written information entitled "LCB Disclosure Memorandum" delivered on or prior to the date of this Agreement to GB&T describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

        "LCB Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of LCB as of December 31, 2001, 2002 and 2003, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2001, 2002, and 2003, including in the LCB Disclosure Memorandum, and (b) the consolidated balance sheets (including related notes and schedule, if any) of LCB and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2003.

        "LCB Options" shall have the meaning set forth in Section 3.4 of this Agreement, if any such options exist.

        "LCB Shareholder' Meeting" shall mean the meeting of the shareholders of LCB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

        "LCB Stock Plans" shall mean the existing stock options and other stock-based compensation plans of LCB disclosed in Section 5.14 of the LCB Disclosure Memorandum.

        "Proxy Statement" shall mean the proxy statement used by LCB to solicit the approval of its respective shareholders of the transactions contemplated by this Agreement.

        "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

        "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

        "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

        "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

        "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities other than the violations of law section from such reports.

        "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

        "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

        "Merger" shall mean the merger of LCB with and into GB&T Bank referred to in Section 1.1 of this Agreement.

        "NASDAQ" shall mean the National Association of Security Dealers Automated Quotation System.

        "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

        "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

        "Party" shall mean either GB&T or LCB, and "Parties" shall mean both GB&T and LCB.

        "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

        "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

        "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by GB&T under the 1933 Act with respect to the shares of GB&T Common Stock to be issued to the shareholders of LCB in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

        "Regulatory Authorities" shall mean, collectively if applicable, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

        "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

        "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

        "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

        "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 6 to this Agreement.

        "Surviving Bank" shall mean GB&T Interim Bank as the surviving bank resulting from the Merger.

        "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

        Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

        11.2    Expenses.

        (a)   Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. LCB agrees that it will pay one half of the filing fees with the Regulatory Authorities and the SEC if the Merger is rejected by the LCB Shareholders.

        (b)   Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement. This Section 11.2(b) shall be the non-breaching Party's sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

        11.3    Brokers and Finders.    Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than as identified in Section 11.3 of each party's Disclosure Memorandum. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GB&T or LCB, each of GB&T and LCB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

        11.4    Entire Agreement.    Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.10 of this Agreement.

        11.5    Amendments.    To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of LCB Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.

        11.6    Waivers.

        (a)   Prior to or at the Effective Time, GB&T, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by LCB, to waive or extend the time for the compliance or fulfillment by LCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of GB&T.

        (b)   Prior to or at the Effective Time, LCB, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by GB&T, to waive or extend the time for the compliance or fulfillment by GB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of LCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of LCB.

        (c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

        11.7    Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        11.8    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

GB&T:	GB&T Bancshares, Inc.
P. O. Box 2760 500 Jesse Jewell Parkway Gainesville, GA 30501 Telecopy No: 770-532-3663
Attn: Richard A. Hunt President
Copy to Counsel:	Hulsey, Oliver & Mahar, LLP
200 E. E. Butler Parkway P. O. Box 1457 Gainesville, GA 30503 Telecopy No: 770-532-6822
Attention: Samuel L. Oliver, Esq.
LCB:	Lumpkin County Bank 301 South Chestatee Street Dahlonega, Georgia 30533 Telecopier No. 706-864-5714
Attention: M. Randy Harvey, President & CEO
Copy to Counsel:	Thompson, O'Brien, Kemp and Nasuti, P.C.
40 Technology Parkway South Suite 300 Norcross, Georgia 30092 Telecopy No.: 770-925-8597
Attention: Paul J. Morochnik, Esq.

        11.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

        11.10    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.11    Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        11.12    Enforcement of Agreement.    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.13    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this

Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

GB&T Bancshares, Inc.
By:
Richard A. Hunt President & CEO
Attest:
Asst. Secretary
Lumpkin County Bank
By:
M. Randy Harvey, President & CEO
Attest:
Eddie Wayne, Secretary
Consented to: Gainesville Bank & Trust
By:
CEO
Attest:
Assistant Secretary

GB&T/LCB Merger Agreement

Schedule of Exhibits

1.	Agreement and Plan of Merger	(Section 1.1)
2.	Affiliate Agreement	(Section 8.10)
3.	Thompson, O'Brien, Kemp and Nasuti Opinion Letter	(Section 9.2(d))
4.	Claims/Indemnification Letters	(Section 9.2(e))
5.	Hulsey, Oliver & Mahar Opinion Letter	(Section 9.3(d))
6.	Support Agreement	(Preamble; Section 9.2(g))

APPENDIX B

GEORGIA DISSENTERS' RIGHTS STATUTE

14-2-1301. Definitions.

As used in this article, the term:

        (1)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2)   "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

        (3)   "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (4)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

        (5)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (6)   "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (7)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (8)   "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302. Right to dissent.

        (a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1)   Consummation of a plan of merger to which the corporation is a party:

            (A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            (B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            (A)  Alters or abolishes a preferential right of the shares;

            (B)  Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (C)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (D)  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

            (E)  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

            (F)  Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)   A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

        (c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)   In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

        A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

        (b)   If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)   Must not vote his shares in favor of the proposed action.

        (b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b)   The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)   Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

        (a)   A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

        (b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, §1.)

14-2-1325. Offer of payment.

        (a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (b)   The offer of payment must be accompanied by:

          (1)   The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   A statement of the corporation's estimate of the fair value of the shares;

          (3)   An explanation of how the interest was calculated;

          (4)   A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)   A copy of this article.

        (c)   If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

        (a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)   The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

        (c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

        (a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

        (b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

        No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

 PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        The Articles of Incorporation of GB&T, as amended, provide that GB&T may indemnify or obligate itself to indemnify its officers and directors for their actions to the maximum extent permitted under the Georgia Business Corporation Code. Article Nine of GB&T's bylaws provides that GB&T may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of GB&T, or by reason of such person serving, at the request of GB&T, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, GB&T will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GB&T, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of GB&T. In addition, GB&T will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of GB&T; or (c) a majority of disinterested directors then in office.

        Article Nine of GB&T's bylaws further authorizes GB&T, upon approval by GB&T's board of directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to GB&T that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

        As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under the provisions set forth above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        GB&T's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit		Description of Exhibit
2.1	—	Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Lumpkin County Bank dated as of February 11, 2004 (included as Appendix A).
3.1	—	Articles of Incorporation of GB&T, dated August 14, 1997 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
3.2	—	Articles of Amendment of GB&T, dated July 8, 1998 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
3.3	—	Articles of Amendment of GB&T, dated effective June 30, 2002 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on September 12, 2002).
3.4	—	Bylaws of GB&T, as amended (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).

4.1	—	See Exhibits 3.1 through 3.4 for provisions of Articles of Incorporation and Bylaws, as amended, which define the rights of the Shareholders.
4.2	—	Form of certificate for GB&T Common Stock (incorporated by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
5	—	Opinion and Consent of Hulsey, Oliver & Mahar, LLP.
8	—	Opinion and Consent of Hulsey, Oliver & Mahar, LLP as to the federal income tax consequences of the merger.
10.1	—	Dividend Reinvestment and Share Purchase Plan of GB&T (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
10.2	—
Agreement and Plan of Reorganization, dated as of October 14, 1999, by and between GB&T Bancshares, Inc. and UB&T Financial Services Corporation (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on December 20, 1999).
10.3	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Community Trust Financial Services Corporation, dated as of March 16, 2001 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on April 25, 2001).
10.4	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and HomeTown Bank of Villa Rica, dated as of June 13, 2002 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on September 12, 2002).
10.5	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Baldwin Bancshares, Inc. dated as of April 28, 2003 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on June 25, 2003).
10.6	—	Employment Agreement, by and between GB&T and Richard A. Hunt, dated as of December 30, 2002 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
10.7	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Southern Heritage Bancorp, Inc., dated as of January 26, 2004 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on April 23, 2004).
10.8	—	Employment Agreement, by and between GB&T and Gregory L. Hamby, dated as of December 30, 2002 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
10.9	—	GB&T Bancshares, Inc. Stock Option Plan of 1997 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
21	—	Subsidiaries of GB&T (incorporated herein by reference from GB&T's Form 10-K, filed on March 15, 2004).
23.1	—	Consent of Mauldin & Jenkins, LLC.
23.2	—	Consent of Hulsey Oliver & Mahar, LLP.
24	—	Power of Attorney (included on the Signature Page to the Registration Statement).*
99.1	—	Form of Proxy.*

*
Previously filed.

(b)
Financial Statement Schedules.

        No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (b)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, GB&T Bancshares, Inc. has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on July    , 2004.

GB&T BANCSHARES, INC.
By:	/s/ RICHARD A. HUNT Richard A. Hunt President

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below constitutes and appoints Richard A. Hunt and Gregory L. Hamby, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4, including post-effective amendments, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed by the following persons in the capacities indicated on July    , 2004.

Signature	Title

/s/ RICHARD A. HUNT Richard A. Hunt	President and Director (Principal Executive Officer)
/s/ GREGORY L. HAMBY Gregory L. Hamby	Chief Financial Officer (Principal Financial and Accounting Officer)
* Philip A. Wilheit	Chairman and Director
* Samuel L. Oliver	Vice Chairman and Director
* Alan A. Wayne	Secretary and Director
* Larry B. Boggs	Director

* Dr. John W. Darden	Director
* William A. Foster, III	Director
* Bennie E. Hewett	Director
* James L. Lester	Director
* T. Allen Maxwell	Director
* James H. Moore	Director
*By:	/s/ GREGORY L. HAMBY Gregory L. Hamby Attorney-In-Fact

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PROPOSED ACQUISITION OF LUMPKIN COUNTY BANK BY GB&T BANCSHARES, INC.
TABLE OF CONTENTS
INTRODUCTORY COMMENT REGARDING ANOTHER TRANSACTION BEING UNDERTAKEN BY GB&T
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF TERMS OF THE MERGER
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
SELECTED PRO FORMA FINANCIAL DATA OF GB&T AND SOUTHERN HERITAGE
SELECTED PRO FORMA FINANCIAL DATA OF GB&T, SOUTHERN HERITAGE AND LUMPKIN COUNTY BANK
RISK FACTORS RELATING TO THE MERGER
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
PRO FORMA CONDENSED FINANCIAL INFORMATION
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary Pro Forma Combined Statements of Income
Three Months Ended March 31, 2004 (Dollars in thousands) (Unaudited)
Year Ended December 31, 2003 (Dollars in thousands) (Unaudited)
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Lumpkin County Bank Pro Forma Regulatory Capital Ratios
Notes to Pro Forma Combined Financial Statements Reflecting 100% of Merger Consideration Paid in GB&T Common Stock
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary Pro Forma Combined Statements of Income
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Regulatory Capital Ratios
DETAILS OF THE PROPOSED MERGER
INFORMATION ABOUT GB&T
INFORMATION ABOUT LUMPKIN COUNTY BANK
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
APPENDIX A AGREEMENT AND PLAN OF REORGANIZATION
Preamble
ARTICLE I TRANSACTIONS AND TERMS OF MERGER
ARTICLE II TERMS OF MERGER
ARTICLE III MANNER OF CONVERTING SHARES
ARTICLE IV EXCHANGE OF SHARES
ARTICLE V REPRESENTATIONS AND WARRANTIES OF LCB
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF GB&T
ARTICLE VII CONDUCT OF BUSINESS PENDING CONSUMMATION
ARTICLE VIII ADDITIONAL AGREEMENTS
ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
ARTICLE X TERMINATION
ARTICLE XI MISCELLANEOUS
GB&T/LCB Merger Agreement Schedule of Exhibits
APPENDIX B GEORGIA DISSENTERS' RIGHTS STATUTE
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings
SIGNATURES
POWER OF ATTORNEY